Execution version

BAREBOAT CHARTER PARTY
PART I

1. Shipbroker Ocean Trust Co., Ltd. Grieg Shipbrokers KS	BAREBOAT CHARTER
2. Place and date [•], 2019
3. Owner/Place of business PLUTO PARTNERS CO., LTD. at No.2 Nakamura Bldg., 2-9-5, Shinkawa, Chuo-ku, Tokyo, 104-0033, Japan	4. Bareboat Charterer/Place of business BULK FRIENDSHIP CORP. at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
5. Vessel’s name, IMO call sign and flag “BULK FRIENDSHIP” / IMO: 9496977 / Call Sign: 3EXF9 / Panama
6. Type of Vessel Bulk carrier	7. GT/NT GT 33,232 / NT 19,143
8. When/Where built Built and completed in 2011 by Nantong COSCO KHI Ship Engineering Co., Ltd.	9. Total DWT (abt.) in metric tons on summer freeboard 58,738 MTDW
10. Classification Society/Class Notation Nippon Kaiji Kyokai (Class NK) NKNS*(CSR, BC-A, BC-XII, GRAB20, PSPC-WBT) (ESP)(PSCM)MNS*	11. Date of last special survey by the Vessel’s classification society Not applicable
12. Further particulars of Vessel Not applicable
13. Port or Place of delivery The same as the place of delivery under the Memorandum of Agreement	14. Time for delivery Immediately after delivery under Memorandum of Agreement	15. Cancelling date Not Applicable
16. Port or Place of redelivery See Clause 6.2 of Part II	17. Frequency of dry-docking As required by Classification Society
18. Trading limits
Worldwide with International Navigation Limits (INL) and Joint War Listed Areas (JWLA). Charterers may breach INL and JWLA against paying as additional premium expenses. See also Clause 10.3(10) of Part II

19. Charter period 5 years from delivery subject to Early Termination	20. Charter hire See Clause 4 of Part II
21. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box27) Not applicable
22. Rate of interest payable and, if applicable, acc. See Clause 7.1 of Part II	23. Currency and method of payment See Clause 7.3 of Part II
24.Place of payment; also, state beneficiary and bank account See Clause 7.3 of Part II	25. Bank guarantee/bond (sum and place) (optional) Not Applicable
26. Mortgage(s), if any See Clause 10.2 of Part II	27. Insurance See Clause 10.4 of Part II
28. Additional insurance cover, if any, Not Applicable	29. Additional insurance cover, if any, for Charterer’ account Not applicable
30. Latent defects Not Applicable	31. Brokerage commission and to whom payable Not Applicable
32. Grace period (state number of clear banking days) Not Applicable	33. Dispute Resolution See Clause 12.2 of Part II
34. War cancellation (indicate countries agreed) Not Applicable
35. Newbuilding Vessel Not Applicable	36. Name and place of Builders See Box 8
37. Vessel’s Yard Building No. Not Applicable	38. Date of Building Contract Not Applicable

Watson Farley & Williams New York

39. Liquidated damages and costs shall accrue to Not Applicable
40. Hire/Purchase agreement Purchase Option See Clause 5.2 of Part II	41. Bareboat Charter Registry (indicate “yes” or “no” No
42. Flag and Country of the Bareboat Charter Registry Not Applicable	43. Country of the Underlying Registry The Republic of Panama
44. Number of additional clauses covering special provisions, if agreed Part II
PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter Party which shall include PART I and II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further.

Signature (Owner) PLUTO PARTNERS CO., LTD. ______________________________ Name: [•] Title: [•]	(Charterer) BULK FRIENDSHIP CORP. ______________________________ Name: [•] Title: [•]

1.    DEFINITIONS, INTERPRETATION AND CONSTRUCTION                    2
1.1.    Definitions                                            2
1.2.    Interpretation                                            13
1.3.    Construction                                            13

2.    BAREBOAT CHARTER OF VESSEL                                14
2.1.    Agreement for Bareboat Charter of the Vessel                            14
2.2.    Absolute Obligation                                        14
2.3.    Charter Period                                            14
2.4.    Control of Vessel                                            14

3.    DELIVERY OF VESSEL                                    14
3.1.    Delivery of Vessel                                        14
3.2.    Condition Precedent to Owner’s Commitment                            15
3.3.    Condition Precedent to Charterer’s Commitment                            16
3.4.    Documents as Condition Subsequent                                17
3.5.    Pre-delivery Cancellation                                        18
3.6.    Warranty of Owner                                        18

4.    CHARTER HIRE                                        19
4.1.    Charter Hire Payable Monthly in Advance                                19
4.2.    Remittance to Hire Receiving Account                                19
4.3.    No Off-Hire                                            20
4.4.    Requisition for hire                                        20

5.    TERMINATION ON EXPIRY DATE AND EARLY TERMINATION                20
5.1.    Election of Purchase or Redelivery on Expiry Date                            20
5.2.    Expiry Purchase of the Vessel                                    20
5.3.    Expiry Redelivery of the Vessel                                    21
5.4.    Early Termination in case of Optional Purchase                            21
5.5.    Early Termination in case of Total Loss                                22
5.6.    Early Termination in case of Unlawfulness or Illegality                        23
5.7.    Early Termination in case of Charterer’s Event of Default                        24
5.8.    Early Termination in case of Owner’s Event of Default                        27

6.    TITLE TRANSFER AND REDELIVERY                                29

6.1.    Title Transfer                                            29
6.2.    Redelivery of Vessel                                        30

7.    DEFAULT INTEREST, EXPENSES, FINANCIAL INDEMNITY AND RULES FOR PAYMENT        31
7.1.    Default Interest                                            31
7.2.    Mitigation and Vessel Cost                                        31
7.3.    Rules for Payments                                        32

8.    REPRESENTATIONS AND WARRANTIES                            33
8.1.    Charterer’s Representations and Warranties                                33
8.2.    Owner’s Representations and Warranties                                34

9.    GENERAL COVENANTS AND UNDERTAKINGS                        35
9.1.    Charterer’s Covenants and Undertakings                                35
9.2.    Owner’s Covenants and Undertakings                                36

10.    COVENANTS CONCERNING VESSEL                                37
10.1.    Covenants Concerning Registration of Vessel                            37
10.2.    Covenants Concerning Mortgage and Quiet Enjoyment                        38
10.3.    Charterer’s Covenants Concerning Management, Maintenance and Operation of Vessel            38
10.4.    Charterer’s Covenants Concerning Insurances on Vessel                        41
10.5.    Charterer’s Covenants Concerning Environment                            44
10.6    Charterer’s Indemnity in relation to Vessel                                45

11.    MISCELLANEOUS                                        46
11.1.    Salvage                                                46
11.2.    Wreck Removal                                            46
11.3.    General Average                                            46
11.4.    Contracts of Carriage                                        46

12.    GENERAL PROVISION                                    46
12.1.    Assignment, novation, sub-charter and sale                                46
12.2.    Applicable Law and arbitration                                    47
12.3.     Notice                                                48
12.4.     Confidentiality                                            48
12.5.     "Know your customer" checks                                    49
12.6.     Personal Data Protection                                        49

SCHEDULE (A) FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE                51

SCHEDULE (B) OPTIONAL PURCHSE PRICE/EXPIRY PURCHASE PRICE                52

SCHEDULE (C) STIPULATED LOSS VALUE TABULATION                        53

i

1.    DEFINITIONS, INTERPRETATION AND CONSTRUCTION
1.1.    Definitions
Unless the context hereof otherwise requires, the following terms used in this Charter Party (including the Recitals set out above and the Schedules attached hereto) shall have the following meanings: -
“Business Day” means a day (other than Saturday, Sunday and a public holiday) on which banks and foreign exchange markets are open for business in Tokyo, New York and London;
“Buyer” means the same legal entity as the Owner and acting as the “Buyer” under the Memorandum of Agreement;
“Charter Hire” has the meaning given to it in Clause 4.1 (Charter Hire Payable Monthly in Advance) hereof;
“Charter Period” has the meaning given to it in Box 19;
“Charterer” means BULK FRIENDSHIP CORP., a company incorporated under the laws of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;
“Charterer Obligors” means the Charterer, PLS and the Manager and “Charterer Obligor” means any or each of them;
“Charterer’s Activities” means the Charterer’s activities in relation to the Transaction Documents as the Charterer or the Seller including (i) to enter into and perform the Memorandum of Agreement, this Charter Party, the Insurance Assignment and the Quiet Enjoyment Agreement, (ii) to sell the Vessel to the Buyer pursuant to the Memorandum of Agreement, (iii) to hire the Vessel by way of demise and if applicable purchase back the Vessel from the Owner pursuant to this Charter Party and (iv) assign the Charterer’s Insurance Property to the Mortgagee pursuant to the Insurance Assignment;
“Charterer’s Commitment” means the Charterer’s commitment and obligation to take delivery of the Vessel from the Owner, to charter the Vessel and if applicable, to purchase the Vessel from the Owner pursuant to this Charter Party;
“Charterer’s Event of Default” means an event defined as a “Charterer’s Event of Default” in Clause 5.7(1) (Charterer’s Event of Default) hereof;
“Charterer’s Indebtedness” means the Charter Hires, the Expiry Purchase Price, the Optional Purchase Price, the Total Loss Compensation, all other Indebtedness owing from the Charterer to the Owner under this Charter Party;
“Charterer’s Insurance Property” means all the Charterer’s rights, title and interest for, to and in the Insurance Moneys and the Requisition Compensation;
“Charterer’s Liabilities Surviving Termination” means the obligations, liabilities and indemnities of the Charterer under Clause 10.6 (Charterer’s Indemnity in relation to Vessel) hereof which shall survive the termination of this Charter Party;
“Class” means (i) *NK *NMS or (ii) the highest class which the Vessel can obtain from any other Classification Society;
“Classification Society” means Nippon Kaiji Kyokai (Class NK) or such other IACS member classification society as the Charterer shall select or (iii) such other classification society as the Owner shall, at the request of the Charterer, approve, such approval not to be unreasonably withheld or delayed;
“Compulsory Acquisition” means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, nationalization, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for sue or hire not involving requisition of title;
“Consumable Stores” shall have the meaning given to it in Clause 3.1(5) (Consumable Stores) hereof;
“CSR” means the Continuous Synopsis Record issued pursuant to the ISPS Code;
“Default Interest” bears the meaning given to it under Clause 7.1 (Default Interest) hereof;
“Default Interest Rate” means 3% plus the rate per annum equal to one month ICE Libor displayed at Reuter Monitor LIBO 01 ot 02 as of 11:00 a.m., London time, of the date two London Business Day prior to the due date of the relevant amount of default;
“Delivery Date” means the date on which the Vessel shall be delivered by the Seller to the Buyer pursuant to the Memorandum of Agreement and subsequently delivered by the Owner to the Charterer pursuant to this Charter Party;
“DOC” means the Document of Compliance as required by the ISM Code;
“Dollar” or “USD” means the lawful currency of the United States of America;
“Early Termination” means the termination of this Charter Party earlier than the Expiry Date pursuant to (i) the paragraph (3) (Early Termination) of Clause 5.4 (Early Termination in case of Optional Purchase), (ii) the paragraph (4) (Early Termination) of Clause 5.5 (Early Termination in case of Total Loss), (iii) the paragraph (3) (Early Termination) of Clause 5.6 (Early Termination in case of Unlawfulness or Illegality), (iv) the paragraph (5) (Early Termination) of Clause 5.7 (Early Termination in case of Charterer’s Event of Default), (v) the paragraph (2)(c) (Early Termination) of Clause 5.8 (Early Termination in case of Owner’s Event of Default) or (ii) applicable laws;
“Early Termination Date” means the date of each Early Termination;
“Early Termination Redelivery” means the redelivery of the Vessel from the Charterer to the Owner as demanded by the Owner after occurrence of any Charterer’s Event of Default pursuant to (iii) of (a) of Clause 5.7(2) (Owner’s Powers as Consequences of Charterer’s Event of Default) which shall be performed pursuant to Clause 6.2 (Redelivery of Vessel) hereof;
“Encumbrance” means any mortgage, pledge, lien, charge, privilege, priority, encumbrance or other security interest or any other agreement having a similar effect;
“Environment” means (i) any land including, without limitation, surface land and sub-surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures, (ii) water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers and (iii) air including, without limitation, air within buildings and other natural or man-made structures above or below ground;
“Environmental Approvals” means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws;
“Environmental Claim” means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any allegation of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of any Hazardous Material and for this purpose “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing, (ii) an order or direction to take, or not to take, certain action or to desist from or suspend certain action and (iii) any form of enforcement or regulatory action;
“Environmental Incident” means (a) any release, discharge, disposal or emission of Hazardous Material by or from the Vessel, (b) any incident in which Hazardous Material is released, discharged, disposed of, or emitted by or from a ship other than the Vessel and which involves collision between the Vessel and such other ship, or some other incident of navigation or operation, in either case where the Vessel or the Manager of Vessel is actually or allegedly or otherwise liable (in whole or in part) or (c) any incident in which Hazardous Material is released, discharged, disposed of, or emitted by or from a ship other than the Vessel and where the Vessel is actually or potentially liable to be arrested or attached as a result and/or where the Owner or the Charterer is actually or allegedly at fault or otherwise liable;
“Environmental Laws” mean any and all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, license or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes having legal or judicial import or effect, in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:- (a) pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system; (b) the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials and (c) the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odors, smoke, steam effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters; including, without limitation, the following laws of the United States of America:- the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto;
“Environmental Permits” mean any permit, license, approval, certificate, registration or other authorization and the filing of all notifications, reports and assessments required under any Environmental Law for the operation of the Vessel or otherwise applicable to the Vessel;
“Expiry Date” means the fifth (5th) anniversary of the Delivery Date, provided that if such day is not a Business Day, the Expiry Date shall be the immediately following Business Day;
“Expiry Purchase” bears the meaning given to it under Clause 5.1(1)(Charterer’s Election on the Expiry Date) hereof;
“Expiry Purchase Option” means the Charterer’s option of the Expiry Purchase pursuant to Clause 5.1(1) (Charterer’s Election on the Expiry Date) hereof;
“Expiry Purchase Price” bears the meaning given to it under Clause 5.2(1)(a) (Expiry Purchase Price) hereof;
“Expiry Redelivery” bears the meaning given to it in Clause 5.1(1) (Charterer’s Election on the Expiry Date) hereof and shall be performed pursuant to Clause 6.2 (Redelivery of Vessel) hereof;
“Expiry Redelivery Option” means the Charterer’s option of the Expiry Redelivery pursuant to Clause 5.1(1) (Charterer’s Election on the Expiry Date) hereof;
"FATCA" means: (i) sections 1471 to 1474 of the US Internal Revenue Code known as Foreign Account Tax Compliance Act or any associated regulations or other official guidance, (ii) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or (iii) any agreement pursuant to the implementation of paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Deduction" means a deduction or withholding from a payment under this Bareboat Charter Party or any other Transaction Document required by FATCA;
"FATCA FFI" means a foreign financial institution as defined in section 1471(d) (4) of the US Internal Revenue Code which could be required to make a FATCA Deduction.

“1st DD Anniversary”, “2nd DD Anniversary”, “3rd DD Anniversary” and “4th DD Anniversary” for the purpose of Clause 10.4(3) (Minimum Insured Value) hereof mean respectively the 1st, 2nd, 3rd and 4th anniversaries of the Delivery Date, provided that in the event that any such anniversary is not a Business Day, the relevant anniversary shall be the immediately following Business Day;
"GAAP" means, at any relevant time, the most up to date United States Generally Accepted Accounting Principles promulgated and declared effective by the United States Financial Accounting Standards Board at such time.
“Government Entity” means (whether having a distinct legal personality or not) any national or local governmental authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
“Hazardous Material” means any pollutant, contaminant, toxic substances and oil which is listed, identified, defined or determined by any Environmental Law or other applicable law without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended);
“Hire Calculation Period” means each Monthly period commencing on (and including) each Hire Payment Date and ending on (and excluding) the next Hire Payment Date or the Expiry Date;
“Hire Payment Date” means (i) the Delivery Date and (ii) subsequently each fifty-nine (59) dates which shall fall at Monthly intervals after the Delivery Date, provided that in the event that any such date is not a Business Day, the relevant Hire Payment Date shall be the immediately following Business Day;
“Hire Receiving Account” means a bank account in the name of the Mortgagee at [•] Bank, Ltd., Head Office, Swift Code [•], Account No. [•], Account Name JA Mitsui Leasing Co., Ltd. to which the Charter Hire and the Charterer’s other indebtedness and obligations hereunder shall be remitted;
"HMT" means Her Majesty's Treasury of UK
“Hull Insurance” means the Hull and Machinery Insurance and the War Risks Insurance;
“Hull and Machinery Insurance” means any and all marine insurances indemnifying and covering losses of, damages to, and expenses in relation to, the hull and the machinery of the Vessel, whether it is named or called “Hull and Machinery Insurance”, “Principal Insurance”, “Additional Insurance”, “Increased Value Insurance”, “Hull Interest Insurance”, “Freight Interest Insurance” or whatsoever else;
“Indebtedness” means any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, and for or in respect of: -
(a)     amounts borrowed;
(b)    the amount of any deferred purchase price of property or services, the payment of which has been deferred in excess of ninety (90) days;
(c)    all obligations under or in respect of guarantees, letters of credit or banker’s acceptances;
(d)    all obligations under or evidenced by bonds, debentures, notes or other similar instruments;
(e)    leases or hire purchase contracts, which would be treated as finance or capital leases in accordance with International Accounting Standards; or
(f)    amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing.
“Indemnified Persons” means the Owner, its parent, investors who invest to the Owner for the Transactions and the Mortgagee;

“Insurance” means the Hull & Machinery Insurance, the War Risks Insurance, the P & I Insurance and other insurances taken out and maintained by the Charterer for and in relation to the Vessel or any of them;
“Insurance Assignment” means an assignment to be entered into by and between the Owner, the Charterer and the Mortgagee in a form and substance satisfactory to each of them for the purpose of assignment of the Charterer’s Insurance Property by the Charterer and the Owner’s Insurance Property by the Owner to the Mortgagee;
“Insurance Broker” means the insurance broker of the Hull Insurance;
“Insurance Moneys” means the proceeds of insurance, recoveries, and all other sums of money payable by the Insurer and/or Insurance Broker and/or the P & I Club pursuant to the Insurance on or in respect of the Vessel;
“Insurer” means any such insurance company or underwriters or insurer acceptable to the Owner (such acceptance not to be unreasonably withheld or delayed), with whom the Hull Insurance shall be from time to time taken out on or in respect of the Vessel by the Charterer;
“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organization on 4th November, 1993 by resolution A.741 (18) and incorporated on 19th May, 1994 as Chapter IX of the Safety of Life at Sea Convention 1974, as amended from time to time;
“ISM-SMS” means, in relation to the Vessel, the safety management system for the Vessel which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Facility Security Code, as adopted by the Assembly of the International Maritime Organization with which the Vessel, the Manager of the Vessel and/or the Owner must comply under applicable laws in respect of the operation, ownership and trading of the Vessel, as amended from time to time;
“ISSC” means the International Ship Security Certificate as required by the ISPS Code;
“Loan Agreement” means the loan agreement to entered into between (i) the Owner as borrower and (ii) the Mortgagee as lender;
“Manager” means Seamar Management S.A. or such other management company of good reputation appointed by the Charterer and approved by the Owner
“Manager’s Undertaking” means a letter of undertaking in a form acceptable to the Owner (which acceptance shall not be unreasonably withheld) of the Manager’s undertakings including, but not limited to, the undertaking that whenever the Charterer shall be obliged to redeliver the Vessel, the Manager shall comply with the Owner’s instruction to navigate the Vessel to the place of redelivery ;
“Major Casualty” means any casualty to the Vessel in respect of which the claim or the aggregate of the claims under the relevant Hull Insurance in connection with each one incident shall, before adjustment for any relevant franchise or deductible, exceed Five Hundred Thousand Dollars (USD 750,000) or its equivalent in any other currency;
“Maritime Regulations” means all statutory and other provisions of laws, regulations, treaties, conventions, guidelines, circulars and rules enacted, declared, approved, agreed, ratified, set out or announced by the central or local legislative or governmental body of Panama or its agencies or any other governmental bodies to which the Vessel may from time to time be subject, including, without limitation, any maritime authorities, concerning (i) maintenance, service, repair, seaworthiness or condition (whether physical or legal) of the Vessel, (ii) operation, navigation, management, manning, insurance or trade of the Vessel, (iii) entry into or getting out from any port for discharge, loading, bunkering or otherwise of the Vessel, (iv) documentation, registration, flag and nationality of the Vessel, (v) mortgages and other Encumbrances or enforcement against the Vessel and (vi) any other matters relating to the Vessel;

“Material Adverse Effect” means: -
(a)for the purpose of “Charterer’s Event of Default” or if Material Adverse Effect arises on or in relation to the Charterer Obligor, a material adverse effect on (i) the business or financial condition of any Charterer Obligor or (ii) the ability of any Charterer Obligor to perform its obligations under any Transaction Document to which it is a party or (iii) the validity or enforceability against any Charterer Obligor of any Transaction Document to which it is a party; and
(b)for the purpose of an “Owner’s Event of Default” or if Material Adverse Effect arises on or in relation to the Owner, a material adverse effect on (i) the business or financial condition of the Owner or (ii) the ability of the Owner to perform its obligations under any Transaction Document to which it is a party or (iii) the validity or enforceability against the Owner of any Transaction Document to which it is a party;
“Memorandum of Agreement” means the memorandum of agreement dated of even date herewith between the Seller and the Buyer for the purpose of sale and purchase of the Vessel;
“Minimum Insurance Value” has the meaning given to it under Clause 10.4(3) (Minimum Insurance Value) hereof;
“Monthly” means reference to a period commencing on a certain date in a certain month and terminating on the date in the next month corresponding to the former date (references to “Months” and “Monthly” shall therefore be construed accordingly) provided that if there is no such corresponding date in that latter month, such period shall terminate on the last day of that latter month;
“Mortgage” means a first preferred mortgage over the Vessel to be established by and under the Mortgage Deed and to be registered by the Owner in favor of the Mortgagee by use of the Mortgage and the Mortgage Extract;
“Mortgage Deed” means a deed establishing the Mortgage on the Vessel to be executed between the Owner and the Mortgagee;
“Mortgage Extract” means an extract of the contents of the Mortgage Deed necessary for the purpose of registration of the Mortgage at the Panama Public Registry Office;
“Mortgagee” means JA MITSUI LEASING, LTD., a corporation organized and existing under the laws of Japan having its registered office at Ginza Mitsui Bldg., 8-13-1, Ginza, Chuo-ku, Tokyo, Japan;
"OFAC" means the Office of Foreign Assets Control of the US Department of Treasury of the United States of America
“Oil Pollution Laws” means the international conventions, domestic statute and common laws concerning the oil pollution liabilities, including, without limitation, United States Oil Pollution Act;
“Optional Purchase”, “Optional Purchase Date” and “Optional Purchase Price” bear their meanings given to them under Clause 5.4 (1) (Optional Purchase) hereof;
“Owner” means PLUTO PARTNERS CO., LTD., a corporation organized and existing under the laws of Japan having its registered office at No.2 Nakamura Bldg., 2-9-5, Shinkawa, Chuo-ku, Tokyo, 104-0033, Japan;
“Owner Encumbrance” means any Encumbrance which arises as a result of:
(a)    any claim against the Owner (other than the Owner’s Strict Liabilities) that is not related to, or does not arise directly as a result of, the management or operation or use of the Vessel or the transactions contemplated by this Charter Party or the Transaction Documents; or
(b)    any Taxes imposed on the Owner, other than those in respect of which the Owner is required to be indemnified against by the Charterer or by any other person under this Charter Party other than, in the case of (a) and (b) above, in respect of Taxes or a claim in respect of which the liability to pay or the amount of which is being contested in good faith and which will not cause any interference to the use possession and quiet enjoyment of the Charterer during the Charter Period.
“Owner’s Activities” means the Owner’s activities in relation to the Transaction Documents as the Owner or the Buyer including (i) to enter into and perform the Memorandum of Agreement, this Charter Party, the Mortgage Deed, the Mortgage Extract, the Insurance Assignment and the Quiet Enjoyment Agreement, (ii) to purchase the Vessel from the Seller pursuant to the Memorandum of Agreement, (iii) to let the Vessel by way of demise and if applicable sell the Vessel to the Charterer pursuant to this Charter Party, (iv) to mortgage the Vessel in favour of the Mortgagee and (v) to assign the Owner’s Insurance Property to the Mortgagee pursuant to the Insurance Assignment;
“Owner’s Commitment” means the Owner’s commitment and obligation to let and deliver the Vessel to the Charterer and to ultimately sell back the Vessel to the Charterer pursuant to this Charter Party;
“Owner’s Event of Default” means an event defined as a “Owner's Event of Default” in Clause 5.7 (1) (Owner’s Event of Default) hereof;
“Owner’s Insurance Property” means all the Owner’s rights, title and interest for, to and in the Insurance Moneys and the Requisition Compensation;
“P & I Club” means any such protection and indemnity association or club which is a member of the International Group of Protection and Indemnity Association, in which the Vessel shall be entered and shall continue to be entered in the names of the Owner and the Charterer;
“P & I Insurance” bears the meaning set out in Clause 10.4(1)(c) (P & I Insurance) hereof;
“P & I Risks” means, for the purpose of the protection and indemnity coverage provided in Clause 10.4(1)(c) (P & I Insurance) hereof, all risks covered by the Articles or Rules of the relevant P & I Club and by a certificate or certificates of entry of the Vessel issued by such P & I Club or as it may at any time be amended or supplemented and includes the usual risks covered by any protection and indemnity association or club which is a member of the International Group of Protection and Indemnity Association;
“Panama” means the Republic of Panama;
“Panama Public Registry Office” means the registry office of ships in Panama at which the Vessel shall be re-registered in the name of the Owner;
“Party” means either the Owner or the Charterer or each of them;
“Permitted Encumbrances” means:
(a)     any Encumbrance created by the Charterer under the Transaction Documents;
(b)    Owner Encumbrance;
(c)    liens for unpaid master's and crew's wages in accordance with usual maritime practice and not being over due or enforced through arrest;
(d)     liens for salvage;
(e)     liens for master's and Vessel disbursements incurred in the ordinary course of trading in ship ownership and management practice and not being over due or enforced through arrest; or
(f)    any other lien arising by operation of law or otherwise in the ordinary course of maintenance of the Vessel (i) not a as result of any default or omission by the Charterer and (ii) not being overdue and unpaid or enforced through arrest;
“PLS” means PANGAEA LOGISTICS SOLUTIONS LTD., a company incorporated under the laws of Bermuda having its registered office at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08 Bermuda;

“PLS’s Activities” means PLS’s activities in relation to the Transaction Documents including (i) to enter into and perform the PLS Guarantee and (ii) to guarantee the Charterer’s Indebtedness and the Charterer’s obligations under this Charter Party;
“PLS Guarantee” means a guarantee dated even date herewith and made by PLS in favor of the Owner whereby PLS has guaranteed the Charterer’s obligations under the Memorandum of Agreement and this Charter Party;
“Quiet Enjoyment Agreement” means a quiet enjoyment agreement to be made between the Charterer, the Owner and the Mortgagee pursuant to Clause 10.2(2) (Quiet Enjoyment Agreement) hereof;
“Redelivery” means the Expiry Redelivery or the Early Termination Redelivery;
“Requisition Compensation” means a compensation payable by or on behalf of the relevant Government Entity in consideration of Compulsory Acquisition of the Vessel;
"Restricted Party" means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (iii) otherwise a target of Sanctions ("target of Sanctions" signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);
“Restricted Trade Zone” means the area in which (i) the Insurance then taken out or maintained does not cover, or (ii) any Sanction is applicable;
"Sanctions" means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority;
"Sanctions Authorities" means (i) the United States government; (ii) the United Nations; (iii) the European Union (iv) the United Kingdom; or (v) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the OFAC, the United States Department of State and HMT;
"Sanctions List" means the "Specially Designated Nationals and Blocked Persons" list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;
“Scrubber System” means the system known as EGCS (Exhaust Gas Cleaning System) to be installed on board the Vessel to minimize the discharge of Sox contained in the fuel oil to the extent of a certain quantity required under International Convention for the Prevention of Pollution from Ships
“Seller” means the same legal entity as the Charterer acting as the “Seller” under the Memorandum of Agreement;
“SMC” means the Safety Management Certificate as required by the ISM Code;
“Stipulated Loss Value” means the amount set out in the column “Stipulated Loss Value” of Schedule (C) (Stipulated Loss Value Tabulation);
“Strict Liability” means the liability of a person imposed by the statute or convention or laws, regardless of non-existence of such person’s negligence;
“Subsidiary” means an entity from time to time of which a person has direct or indirect control or owns directly or indirectly more than fifty per cent. (50%) of the voting share capital or similar right of ownership;
“Taxes” means any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature (including, without limitation, stamp tax and similar charge, but excluding overall net income and capital gains taxes) which is at the date of execution of this Charter Party or thereafter imposed, levied, collected, withheld or assessed (i) by any taxing authority purporting to exercise jurisdiction over the Charter Obligors or (ii) by any taxing authority (other than a taxing authority in or of Japan) purporting to exercise jurisdiction over the Owner;
“Total Loss” means(a) actual or constructive or compromised or agreed total loss of the Vessel under the insurances and (b) any expropriation, confiscation, requisition (excluding a requisition for hire) or acquisition of the Vessel by any government or official authority or by any person or persons claiming to be or represent a government or official authority or any capture or seizure of the Vessel (including any hijacking or theft) by any person whatsoever, in any such case unless the Vessel returned to the full control of the Charterer within one (1) Month of the occurrence of such events;
“Total Loss Compensation” bears the meaning set out in Clause 5.4(1) (Total Loss and Total Loss Compensation) hereof;
“Total Loss Date” has the meaning given to it in Clause 5.4(1) (Total Loss and Total Loss Compensation) hereof;
“Total Loss for Insurance” means an actual, constructive, compromised or agreed Total Loss of the Vessel or other condition of the Vessel treated by the Insurer as a total loss;
“Transactions” mean the transactions contemplated by the Transaction Documents;
“Transaction Documents” means this Charter Party, the PLS Guarantee, the Memorandum of Agreement, the Mortgage Deed, the Mortgage Extract, the Insurance Assignment, the Manager’s Undertaking and the Quiet Enjoyment Agreement;
“US Internal Revenue Service” means the Internal Revenue Service of the United States of America;
“US Internal Revenue Code” means the United States of America Internal Revenue Code of 1986;
"US Tax Obligor" means (i) the Charterer if it is resident for tax purposes in the United States of America; or (ii) an Obligor some or all of whose payments under this Bareboat Charter Party or any other Transaction Documents are from sources within the United States of America for United States of America federal income tax purposes
“Vessel” means 58,000 DWT Bulk carrier documented in her name “BULK FRIENDSHIP” under the laws and flag of Panama with IMO number 9496977 and will be acquired by the Buyer pursuant to the Memorandum of Agreement, and re-registered in the name of the Owner with the Panama Public Registry Office;
“War Risks” mean, for the purpose of the War Risks Insurance on or in respect of the Vessel, inter alia, the risk of war, civil war, revolution, derelict mines, strikes, lock-outs, riots, terrorist acts and all risks excluded from the standard form of English or other marine policies by the free of capture and seizure clauses; and
“War Risk Insurance” bears the meaning set out in Clause 10.4(1)(b) (War Risks Insurance) hereof.
1.2.    Interpretation
Unless the context otherwise requires, the terms of this Charter Party shall be interpreted in accordance with the following rules: -
(1)Reference to Documents: This Charter Party or any other document, instrument or agreement (whether or not defined in this Charter Party) means this Charter Party or that other document, instrument, or agreement as in force for the time being and as varied, amended, modified, supplemented, restated, novated or replaced from time to time.
(2)Headings and Schedules: Any Clause shall be a reference to a Clause of this Part II of this Charter Party. The titles of any Clause or other headings are inserted for the purpose of convenience only and shall be ignored for the purpose of construction.
(3)Reference to Law: Any law or enactment shall be deemed to include references to such law or enactment as re-enacted, amended, extended, consolidated or replaced and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made thereunder.
(4)Singular/Plural/Gender: Where the context reasonably permits, words importing the singular number only shall include the plural and vice versa, and words importing one gender shall include every gender.
(5)“hereof”, etc.: “hereof”, “herein”, “hereby”, “hereunder” and other words of similar import each means this Charter Party as a whole and not any particular part of this Charter Party or this Part II, as the case may be.
(6)Reference to Party: Each reference to the Charterer, the Owner, the Seller and the Mortgagee also includes their respective successors, permitted assigns and transferees.
1.3.    Construction
The following rules shall be applicable when the terms and conditions of this Charter Party shall be construed: -
(1)Waiver of Immunity: The Charterer hereby expressly waives all of its rights of sovereign or other immunity which the Charterer may have due to operation of laws or otherwise by reason of which the Charterer would without this Clause be entitled to discharge, release or reduce any of its obligations and liabilities under this Charter Party or any other Transaction Document to which it is or will be a party.
(2)Variation: The terms and conditions of this Charter Party and the respective rights of the Owner shall not be waived or varied otherwise than by an instrument in writing of the same date as or subsequent to this Charter Party executed by both parties or by their duly authorized representatives.
(3)Invalidity: No failure or delay on the part of the Owner in exercising any power, right or remedy hereunder or in relation to the Vessel shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any such right or power or the exercise of any other right, power or remedy.
(4)Severability: If any term or condition of this Charter Party shall to any extent be illegal invalid or unenforceable, the remainder of this Charter Party shall not be affected thereby and each other term and condition shall be legal, valid and enforceable to the fullest extent permitted by law.
(5)Cumulativeness: The respective rights and remedies conferred on the Owner by this Charter Party are cumulative, may be exercised as often as the Owner thinks fit and are in additional to, and are not exclusive of, any rights and remedies provided by law.
(6)Third Party Rights: Unless expressly provided to the contrary in a Transaction Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Charter Party.
2.    BAREBOAT CHARTER OF VESSEL
2.1.    Agreement for Bareboat Charter of the Vessel
Subject to the terms and conditions of this Charter Party, the Vessel shall be let by the Owner to the Charterer, and shall be hired by the Charterer from the Owner, by way of demise charter (bareboat charter) for the Charter Period.
2.2.    Absolute Obligation
Except in the case that the Memorandum of Agreement has not been terminated or cancelled pursuant to its terms, the Charterer’s obligations to take delivery of the Vessel and hire the Vessel for the Charter Period shall be absolute and the Charterer shall not refuse to do so for any reason whatsoever.
2.3.    Charter Period
The Charter Period shall be five (5) years commencing on the Delivery Date and ending on the Expiry Date.
2.4.    Control of Vessel

Subject to the terms and conditions of this Charter Party, during the Charter Period the Vessel shall be in the full possession and absolute disposal for all purposes of the Charterer and under their complete control in every respect
3.    DELIVERY OF VESSEL
3.1.    Delivery of Vessel
(1)Delivery of Vessel: Simultaneously with the delivery of the Vessel from the Seller to the Buyer pursuant to the Memorandum of Agreement, the Vessel shall be delivered by the Owner to the Charterer.

(2)Physical Delivery of Vessel: Since the Charterer shall possess and control the Vessel as the owner until the Delivery Date and shall continue to possess and control of the Vessel as the bareboat charterer without transmission of the physical possession and control to the Owner, the delivery from the Owner to the Charterer for the purpose of this Charter Party shall be deemed to have been made upon exchange of the signed Protocol of Delivery and Acceptance between the Owner and the Charterer pursuant to the paragraph (4) below.

(3)Delivery Date: The Vessel shall be delivered on the Delivery Date.

(4)Protocol of Delivery and Acceptance: Each of the representatives of the Owner and the Charterer shall, on the Delivery Date, sign a Protocol of Delivery and Acceptance (PDA) for the Vessel in the form attached hereto as Schedule (A) in two originals (one for each of them) which shall constitute an absolute and conclusive evidence of delivery of the Vessel from the Owner to the Charterer.

(5)Consumable Stores: For the avoidance of doubt, it is acknowledged that the Charterer, at the time of delivery of the Vessel, owns all spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blades(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not, and all bunkers, unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and unused stores (the “Consumable Stores”) remaining on board the Vessel as of the Delivery Date, and the Owner and the Charterer shall not be required to settle any Consumable Stores at the time of delivery of the Vessel under this Charter Party.

(6)Condition of Vessel on Delivery: Although the Vessel shall be delivered under this Charter Party in the same condition and with the same equipment, inventory and spare parts as it is delivered to the Owner under the Memorandum of Agreement, the Vessel shall be delivered (subject to the paragraph (2) above) to the Charterer under this Charter Party strictly “as is, where is”, and the Charterer, throughout the Charter Period, shall have no claim against the Owner subject to the provisions of this Charter Party.

3.2.    Condition Precedent to Owner’s Commitment
(1)Conditions Precedent Documents to Owner’s Commitment: As a condition precedent to the Owner’s Commitment, the Owner shall have received the following documents from the Charterer: -
(a)Transaction Documents:
(i)an executed copy of the Memorandum of Agreement;
(ii)an executed copy of this Charter Party;
(iii)an executed copy of the PLS Guarantee;
(iv)an executed copy of the Manager’s Undertaking;
(v)an executed copy of the Insurance Assignment;
(b)Charterer’s Corporate Documents:
(i)one certified true copy of the certificate of incorporation and the Memorandum and Articles of Association of the Charterer;
(ii)one copy of the Good Standing Certificate of the Charterer;
(iii)one certified true copy of the minutes of the resolutions of the board of directors of the Charterer (aa) authorizing the Charterer’s Activities and (bb) authorizing and approving the contents of and the entering into by a specified person or persons into this Charter Party, the Memorandum of Agreement and the other Transaction Documents to which it is a party; and

(c)PLS’s Corporate Documents:
(i)one certified true copy of the certificate of incorporation and the Memorandum and Articles of Association of PLS;
(ii)one copy of the Good Standing Certificate of PLS;
(iii)one certified true copy of the minutes of the resolutions of the board of directors of PLS (aa) authorizing PLS ‘s Activities and (bb) the entering into of the PLS Guarantee by a specified person or persons; and
(2)Conditions Precedent Status to Owner’s Commitment: As a condition precedent to the Owner’s Commitment: -
(a)Continuation of Documents: neither the Memorandum of Agreement nor this Charter Party has been terminated or invalidated or otherwise become null and void but it is continuing in full force and effect;
(b)Charterer’s Representations and Warranties: all the Charterer’s representations and warranties described in Clause 8.1 (Charterer’s Representations and Warranties) hereof shall be true and complied with in all material respects;
(c)No Charterer’s Event of Default: no Charterer’s Event of Default has occurred or exists.
(1)Waiver of Conditions Precedent to Owner’s Commitment: Notwithstanding Paragraph (1) above, the Owner may, in its absolute discretion, waive, in writing, delivery of any particular document to the Owner as a condition precedent, specifying the said document, but the Charterer shall continue to be obligated to deliver the said document to the Owner by such later date as the Owner may designate.
3.3.    Condition Precedent to Charterer’s Commitment
(1)Conditions Precedent Documents to Charterer’s Commitment: As a condition precedent to the Charterer’s Commitment, the Charterer shall have received the following documents from the Owner: -
(a)Transaction Documents:
(i)an executed copy of the Memorandum of Agreement;
(ii)an executed copy of this Charter Party;
(iii)an executed copy of the Quiet Enjoyment Agreement;
(b)Owner’s Corporate Documents:
(i)one certified true copy of the Articles of Incorporation of the Owner in Japanese together with English translation of the extract thereof;
(ii)one original of the Certificate of Registration of the Owner in Japanese issued by Japanese authority together with English translation of the extract thereof;
(iii)one certified true copy of the minutes of the resolutions of the board of directors of the Owner (aa) authorizing the Owner’s Activities and (bb) authorizing and approving the entering by a specified person or persons into this Charter Party, the Memorandum of Agreement and the other Transaction Documents to which it is a party;
(2)Conditions Precedent Status to Charterer’s Commitment: As a condition precedent to the Charterer’s Commitment: -
(a)Continuation of Documents: neither the Memorandum of Agreement nor this Charter Party has been terminated or invalidated or otherwise become null and void but it is continuing in full force and effect;
(b)Owner’s Representations and Warranties: all the Owner’s representations and warranties described in Clause 8.2 (Owner’s Representations and Warranties) hereof shall be true and complied with in all material respects; and
(c)No Owner’s Event of Default: no Owner’s Event of Default has occurred or exists.
(2)Waiver of Conditions Precedent to Charterer’s Commitment: Notwithstanding Paragraph (2) above, the Charterer may, in its absolute discretion, waive, in writing, delivery of any particular document to the Charterer as a condition precedent, specifying the said document, but the Owner shall continue to be obligated to deliver the said document to the Charterer by such later date as the Charterer may designate.
3.4.    Documents as Condition Subsequent
(1)    Delivery of Documents as Condition Subsequent: The Charterer undertakes to deliver to the Owner an original of the following documents or a certified true copy thereof within the period of time stipulated below: -
(a)Transaction Documents: To the extent not already received by the Owner on or before the Delivery Date, the Charterer shall deliver to the Owner as soon as possible after the Delivery Date one executed original of each Transaction Document to which the Charterer and/or PLS is a party.

(b)Manager’s Undertaking: The Charterer shall furnish the Owner with the Manager’ Undertaking executed by the Manager in favour of the Owner.
(c)Insurance Assignment and Insurance Documents: The Charterer shall furnish the Owner with one certified true copy of the notices of assignment which were sent to the Insurers on the Delivery Date. The Charterer shall deliver copies of all policies and contracts of insurances evidencing that all Insurances required to be maintained during the Charter Period have been affected as soon as practicable after the Delivery Date and in any event no later than fifteen (15) days after the Delivery Date.
3.5.    Pre-delivery Cancellation
(1)Automatic Cancellation: If the Memorandum of Agreement becomes invalid or is cancelled, this Charter Party shall automatically be cancelled.
(2)Consequence of Pre-delivery Cancellation: If this Charter Party is cancelled pursuant to (1) above: -
(a)the Parties shall be released from their obligations hereunder; and
(b)in the event that the Charter Party is cancelled by the Owner pursuant to the paragraph (1) above, the Charterer shall be liable for any costs, expenses and charges suffered by the Owner of the type referred to in clause 7.2 (Mitigation and Vessel Cost) hereof.
3.6.    Warranty of Owner
(1)No Warranty of Owner: The Owner, throughout the Charter Period, makes no representation or warranty, express or implied (and whether statutory or otherwise), as to seaworthiness, condition, design, operation, performance, capacity, merchantability or fitness for use of the Vessel or as to its eligibility for any particular trade or operation or any other representation or warranty whatsoever, express or implied, with respect to the Vessel or her engines, machinery, boats, tackle, outfit, spare gear, fuel and consumable or other stores, and the Charterer hereby waives all its rights and claims whatsoever against the Owner and howsoever arising in respect of the foregoing except where the same arises due to the reasons solely attributable to the Owner.
(2)Risk of Damage: The risk of damage to the Vessel shall be borne by the Charterer and the Charterer shall have absolute obligations to maintain the same good condition of the Vessel as when she was delivered and fully repaired throughout the Charter Period, fair wear and tear not affecting class excepted.
(3)Quiet enjoyment: The Owner:
(a)warrants and undertakes to the Charterer that throughout the Charter Period, subject to Clause 5 (Termination and Early Termination) hereof, the Owner shall not and shall procure that the Mortgagee shall not interfere with the use, possession and quiet enjoyment of the Vessel by the Charterer only in accordance with, and only subject to, the terms of the Quiet Enjoyment Agreement and shall comply with and procure compliance by the Mortgagee with the terms and conditions of the Quiet Enjoyment Agreement; and
(b)the Owner further undertakes, if reasonably requested to do so by the Charterer, to take such action as is available to it to protect the use, possession and quiet enjoyment of the Vessel during the Charter Period by the Charterer from interference by third parties.
(c)    Without prejudice to the obligations and liabilities of the Charterer under this Charter (including the Charterer's obligations to pay Charter Hire, if the Vessel is arrested or otherwise detained by reason of a claim against the Owner (other than a claim for the Owner’s Strict Liability or due to the maintenance or possession or operation or navigation or use of the Vessel or due to any action or omission or default or negligence of the Charterer), the Owner shall at its own expense take all reasonable steps to secure the Vessel’s release within a reasonable time, including the provision of bail. In addition, the Owner and the Charterer shall enter into immediate discussions to evaluate the situation and closely cooperate with each other to resolve the arrest, detention or seizure as soon as practical. In such circumstances the Owner shall within 30 days of demand, indemnify the Charterer against all losses incurred by the Charterer as a direct consequence of such arrest or detention.
4.    CHARTER HIRE
4.1.    Charter Hire Payable Monthly in Advance
(1)Payment of Charter Hire: In consideration of hire and use by the Charterer of the Vessel during the Charter Period in accordance with the terms and conditions herein set forth, the Charterer shall pay to the Owner the sum of Four thousand one hundred fifty Dollars (USD4,150.00) (hereinafter called the “Charter Hire”) per day payable

Monthly in advance on each Hire Payment Date. Subject to paragraph (3) below, Charter Hire payable Monthly in advance on each Hire Payment Date shall be calculated based on the actual number of days in the Hire Calculation Period then commencing. Charter Hire shall be paid continuously throughout the Charter Period.
(2)    Final Payment of Charter Hire: Final payment of Charter Hire, if for a period of less than one (1) month, shall be calculated proportionally according to the number of days and hours remaining before the Expiry Date or the Early Termination Date.
(3)    Prepayment of Charter Hire: The Charterer may prepay the Charter Hire. Any such prepayments shall be applied against the principal balance outstanding under this Charter Party and the remaining payments of Charter Hire shall be recalculated (and reduced), using the same methodology and implicit interest rate was used to calculate the original amount of Charter Hire as at the date of this Charter Party. The amounts of the Optional Purchase Price and Stipulated Loss Value shall be correspondingly recalculated (and reduced) accordingly on a pro rata basis and using the same methodology as was used to calculate these amounts as at the date of this Charter Party. Each such prepayment of the Charter Hire shall be permitted only if the Owner and the Charterer shall mutually agree to the amount of the remaining Charter Hire, Optional Purchase Price and Stipulated Loss Value so recalculated.
(4)Refund of Unearned Charter Hire: If the Charter Hire for the relevant Hire Calculation Period is paid on the Hire Payment Date being the first day of such Hire Calculation Period and the Early Termination Date occurs during such Hire Calculation Period, the proportionate part of such Charter Hire for the period from the day immediately following the Early Termination Date until the last day of such Hire Calculation Period shall be refunded to the Charterer upon the full payment of all the amounts payable by the Charterer to the Owner. Such refund may be settled by way of set off between them.
4.2.    Remittance to Hire Receiving Account
The Charterer hereby undertakes with the Owner that the Charter Hire shall be paid by remittance to the Hire Receiving Account.
4.3.    No Off-Hire
The Charterer’s obligation to pay the Charter Hire is absolute, and the Charterer shall not in case refuse payment of the Charter Hire or claim reduction of the amount of the Charter Hire nor shall the Charterer be entitled to off-hire for any reason whatsoever, regardless of whether the Vessel is lost or damaged or not, until and unless the amount of the Charterer’s Indebtedness has been paid in full.
4.4.    Requisition for hire
In the event of the requisition for hire of the Vessel by any governmental or other competent authority at any time during the Charter Period, this Charter Party shall not be deemed to be frustrated or otherwise terminated and the Charterer shall continue to pay the Charter Hire accordingly to this Charter Party until the Expiry Date or termination of this Charter Party pursuant to Clause 5 (Termination and Early Termination) hereof.
However, if any requisition hire or compensation is received by the Owner for the remainder of the Charter Period or the period of the requisition, whichever is shorter it shall be payable by the Owner to the Charterer, provided that the Owner shall be entitled to set off the said payment against the Charter Hires payable by the Charterer to the Owner.
5.    TERMINATION ON EXPIRY DATE AND EARLY TERMINATION
5.1.    Election of Purchase or Redelivery on Expiry Date
(1)    Charterer’s Election on the Expiry Date: Unless this Charter Party terminates earlier, the Charterer shall, by giving a notice of election in writing to the Owner at least three (3) months prior to the Expiry Date, elect the purchase of the Vessel on the Expiry (“Expiry Purchase”) or the redelivery of the Vessel on the Expiry Date (“Expiry Redelivery”). If the Charterer fails to give such notice of election, the Charterer shall be deemed to have elected the

Expiry Purchase of the Vessel.
(2)    Owner’s Option in case of occurrence of Charterer’s Event of Default: Notwithstanding the provisions paragraph (1) above, if any Charterer’s Event of Default has occurred and is continuing, the Owner shall be entitled to refuse the Purchase Option or the Expiry Redelivery Option and to exercise its powers granted under Clause 5.7 (Early Termination in case of Charterer’s Event of Default) hereof.
5.2.    Expiry Purchase of the Vessel
(1)    Expiry Purchase: If the Expiry Purchase is elected, the Charterer shall purchase the Vessel on the Expiry Date in accordance with the following: -
(a)Expiry Purchase Price: on the Expiry Date the Charterer shall pay the Owner the sum of Seven million seven hundred eighty thousand Dollars (USD7,780,000.00) (hereinafter called the “Expiry Purchase Price”), together with all other amounts whatsoever due to the Owner hereunder (including, but not limited to, the Charter Hire then due and payable), but the Consumable Stores shall be included without extra payment;
(b)Title Transfer: upon payment by the Charterer of the Expiry Purchase Price together with all other amounts pursuant to the sub-paragraph (a) above, the Owner shall immediately discharge the Mortgage and all other security granted in connection with this Charter and transfer the title to the Vessel to the Charterer or its nominee in accordance with Clause 6.1 (Title Transfer) hereof;
(2)    Termination: Upon (i) the full payment by the Charterer of the Expiry Purchase Price together with all other amounts pursuant to the sub-paragraph (a) above and (ii) the transfer of the title to the Vessel pursuant to the sub-paragraph (b) above, this Charter Party shall immediately terminate and each Party shall be released from any and all of its obligations and liabilities whatsoever to the Owner except for the Charterer’s Liabilities Surviving Termination.
5.3.    Expiry Redelivery of the Vessel
(1)    Conditions for Expiry Redelivery: If the Expiry Redelivery of the Vessel is elected, the Charterer shall redeliver the Vessel to the Owner on the Expiry Date in accordance with Clause 6.2 (Redelivery of Vessel) hereof.
(2)    Termination: Upon (i) the completion of the Expiry Redelivery of the Vessel pursuant to Clause 6.2 (Redelivery of Vessel)) hereof, (ii) full payment by the Charterer of all other amounts whatsoever due to the Owner hereunder (including, but not limited to, the Charter Hire then due and payable) and (iii) full performance of Clause 6.2 (Redelivery of Vessel) hereof, then this Charter Party shall terminate and each Party shall be released from any and all of its obligations and liabilities whatsoever to the Owner except for the Charterer’s Liabilities Surviving Termination.
5.4.    Early Termination in case of Optional Purchase
(1)    Optional Purchase: As long as no Charterer’s Event of Default has occurred and is continuing, the Charterer shall purchase the Vessel (hereinafter called the “Optional Purchase”) on any date set out in the column “Optional Purchase Date” of the following schedule (hereinafter called the “Optional Purchase Date”) at the price set out in the column “Optional Purchase Price” of the following schedule (hereinafter called the “Optional Purchase Price”) provided that if the date is not a Business Day, the Optional Purchase Date shall be the next following Business Date: -

No	Optional Purchase Date	Optional Purchase Price
1	the date falling 36 months after the Delivery Date	USD 10,177,000.00
2	the date falling 42 months after the Delivery Date	USD 9,577,750.00
3	the date falling 48 months after the Delivery Date	USD 8,978,500.00
4	the date falling 54 months after the Delivery Date	USD 8,379,250.00

(1)Title Transfer: upon payment by the Charterer of the Optional Purchase Price together with all other amounts payable under this Charter Party, the Owner shall immediately discharge the Mortgage and transfer the title to the Vessel to the Charterer or its nominee in accordance with Clause 6.1 (Title Transfer) hereof;

Early Termination: Upon (i) the full payment by the Charterer of the Optional Purchase Price together with all other amounts pursuant to the paragraph (1) above and (ii) the transfer of the title to the Vessel pursuant to the paragraph (2) above, this Charter Party shall immediately terminate and each Party shall be released from any and all of its obligations and liabilities whatsoever to the other except for the Charterer’s Liabilities Surviving Termination.

5.5.    Early Termination in case of Total Loss
(1)    Total Loss and Total Loss Compensation: If the Vessel becomes a Total Loss, the Owner’s commitment to keep the Vessel on charter to the Charterer shall then be terminated, the Charterer shall, on the earlier (hereinafter called the “Total Loss Compensation Payment Date”) of (i) the date that is one hundred twenty (120) days after the Total Loss Date and (ii) the date on which the Insurance Moneys or the Requisition Compensation in respect thereof are received by the Owner or the Charterer (or the Mortgagee as assignee), pay an amount equivalent to the Stipulated Loss Value applicable as at the Total Loss Date, together with interest thereon calculated at Default Interest Rate on the number of days actually elapsed from the day immediately following the Total Loss Date until the Total Loss Compensation Payment Date and all other sums of moneys which the Charterer may owe the Owner hereunder (hereinafter collectively called the “Total Loss Compensation”).
For the purpose of ascertaining the Total Loss Date:
(a)    an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the Insurers to have occurred;
(b)    a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or the date and time adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owner or, with the prior written consent of the Owner (such consent not to be unreasonably withheld), the Charterer shall be entitled to give notice claiming a constructive total lose but prior to the giving of such notice there shall be consultation between the Charterer and the Owner and the party proposing to give such notice shall be supplied with all such information as such party may request; and
(c)    Compulsory Acquisition (as described in and constituted by the events set out in (b) of the definition of Total Loss) shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in such paragraph (b).
(2)    Absolute Obligation: The obligations of the Charterer and the Owner under this Clause are absolute and unconditional (i) regardless of the cause of such Total Loss, (ii) regardless of the amount (if any) the Insurance Moneys or Requisition Compensation arising by virtue of such Total Loss and (iii) whether or not any Insurance Moneys or Requisition Compensation are in fact paid.
(3)    Use of Insurance Moneys and Requisition Compensation:
(a)Application of Insurance Moneys on Total Loss: Subject to the Insurance Assignment, if the Owner, the Charterer (or the Mortgagee as assignee) receives the Insurance Moneys and/or the Requisition Compensation before payment of the Total Loss Compensation, the said Insurance Moneys and/or the Requisition Compensation in respect of a Total Loss of the Vessel shall be applied:-
FIRSTLY, in payment of all the Owner’s or the Mortgagee’s costs incidental to the collection thereof;
SECONDLY, in or towards payment to the Owner (to the extent that the Owner has not already received the same in full) of a sum equal to the Total Loss Compensation; and
THIRDLY, in payment of any surplus to the Charterer
To the extent that the Insurance Moneys or Requisition Compensation received in respect of a Total Loss are insufficient to pay to the Owner the amounts referred to in FIRSTLY and SECONDLY, the Charterer agrees to pay the amount of any such shortfall to the Owner on the Total Loss Compensation Payment Date.
(b)Application of Insurance Moneys on partial loss: In respect of partial losses, any payment by the Insurers shall be received and disposed of in accordance with the provisions of the Insurance Assignment.
(c)Re-Assignment of Insurance Money: If the Total Loss Compensation is paid in full by the Charterer before the date on which the Insurance Money or Requisition Compensation is received by the Owner (or the Mortgagee as assignee), the Owner shall and shall procure that the Mortgagee shall immediately pay and re-assign the Insurance Moneys and/or Requisition Compensation to the Charterer, and in such case the Charterer shall be fully entitled to receive the Insurance Moneys and the Requisition Compensation.
(4)    Early Termination: Upon payment of the Total Loss Compensation without delay either by the Charterer or out of the Insurance Moneys and the Requisition Compensation in accordance with paragraph (3) above, this Charter Party shall terminate, and each Party shall be released from any and all of its obligations and liabilities whatsoever to the other Party except for the Charterer’s Liabilities Surviving Termination.
5.6.    Early Termination in case of Unlawfulness or Illegality
(1)    Payment of Stipulated Loss Value Loss Value in case of Unlawfulness or Illegality: If at any time it becomes unlawful for either Party to perform all or any of its obligations under this Charter Party, or if this Charter Party is not, or ceases to be, in full force and effect or becomes invalid or unenforceable in any respect, in each case to an extent or in a manner which has a Material Adverse Effect on or in relation to such Party, or by reason of any change in law or in its interpretation for either Party to maintain all or any material part of the Transaction contemplated by this Charter Party then either Party may give notice thereof to the other Party specifying in reasonable detail such change, request or requirement. In the event that a Party gives such notice to the other Party, the Charterer shall purchase the Vessel and the Charterer shall pay a purchase price equivalent to the Stipulated Loss Value then applicable as at the date of such notice, together with all other amounts due and payable to the Owner hereunder, within such period as the Charterer and the Owner may agree.
(2)    Title Transfer: Upon such payment of the relevant amount referred to in (1) above, the Owner shall procure that the Mortgagee immediately discharges the Mortgage and transfer the title to the Vessel to the Charterer or its nominee in the manner provided for in Clause 6.1 (Title Transfer) hereof.
(3)    Early Termination: Upon (i) payment of the amounts referred to in (1) above and (ii) the transfer of the title to the Vessel, this Charter Party shall terminate and each Party shall be released from any and all of its obligations and liabilities whatsoever to the other Party except for the Charterer’s Liabilities Surviving Termination.
5.7.    Early Termination in case of Charterer’s Event of Default
(1)    Charterer’s Event of Default: “Charterer’s Event of Default” means any of the following events: -
(a)Payment Default: any Charter Hire or any the Charterer’s other Indebtedness and obligations or any other amount due and payable by any Charterer Obligor under this Charter Party or the PLS Guarantee or any other Transaction Document to which such Charterer Obligor is a party is not paid within three (3) Business Days of the due date for payment thereof or within seven (7) Business Days of demand (if such amount falls due upon demand); or
(b)Performance Default: any Charterer Obligor does not comply with any material undertaking, covenants, obligation or other provision of this Charter Party, the PLS Guarantee or any other Transaction Document to which it is or will be a party or which default is not remedied within fourteen (14) Business Days after written notice of the Owner requesting remedial action; or
(c)Condition Subsequent Default: any of the conditions subsequent provided in Clause 3.4 (Documents as

Condition Subsequent) hereof is not satisfied or performed by the relevant date for satisfaction of such condition subsequent or such other period as agreed between the Charterer and the Owner; or
(d)Insurance Default: (i) the Insurances of the Vessel are not placed and kept in force in the manner required under Clause 10.4 (Charterer’s Covenants Concerning Insurances on Vessel) hereof and such failure is not remedied within ten (10) Business Days of the Owner giving notice to the Charterer or (ii) any Insurer or P&I Club or the Insurance Broker either cancels any Insurances or disclaims liability under them by reason of any mis-statement or failure or default by any person (other than the Owner), and such cancellation or disclaimer is not rectified to the satisfaction of the Owner within five (5) Business Days of such event or adequate new insurances shall be taken and maintained and the procedures for perfection of the securities under the Insurance Assignment in relation to such new insurances are completed within ten (10) Business Days of such event; or
(e)Oil Pollution: the Vessel or any Charterer Obligor is found to be liable for payment of damages due to oil pollution due to a breach of Environmental Laws, and the amount of the liabilities exceeds the amount of cover under the protection and indemnity insurance for such liabilities; or
(f)Misrepresentation or Breach of Warranty: any representation or statement made or deemed to be made by any Charterer Obligor in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been false or incorrect in any material respect and shall have resulted, or result in, a Material Adverse Effect unless the misrepresentation is remedied within ten (10) Business Days (or any longer reasonable period as the Owner and the Charterer may reasonably decide) of the Owner giving notice to the Charterer; or
(g)Insolvency: any Charterer Obligor becomes unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts; or
(h)Insolvency Proceedings: any corporate action, legal proceedings or other procedure or step is taken in relation to: -
(i)suspension of payments, a moratorium of all or more than 50% of Indebtedness, winding-up, dissolution, bankruptcy, rehabilitation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Charterer Obligor; or
(ii)    appointment of a liquidator or trustee, receiver, administrator, judicial manager, administrative receiver, compulsory manager or other similar officer in respect of any Charterer Obligor, or any analogous procedure or step is taken in respect of any Charterer Obligor in any jurisdiction, but excluding any winding-up petition in respect of any Charterer Obligor (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised; or
(i)Arrest of Vessel, Etc.: the Vessel or any other ship owned or bareboat chartered by any of the Charterer Obligors is arrested by any person (which expression includes any lien or the owner of the Vessel or such ship or any charterer or any government or government agency or other person whosoever) upon or taken by any person into custody by virtue of any attachment or execution against any of the Charterer Obligors or against the Vessel or seized by any governmental or other authority provided such arrest or relevant proceedings does not result from any default by the Owner under a Transaction Document and is not released from such arrest, attachment, execution or seizure within thirty (30) days (or such longer period as the Owner may agree acting reasonably); or
(j)Cessation of Business, Etc.: any Charterer Obligor suspends all or a material part of its business for more than 120 consecutive days or for more than 180 days in any 24-month period, or ceases to carry on all or a material part of its business, which event would reasonably be expected to cause a Material Adverse Effect; or
(k)Material Adverse Change: there occurs any circumstance or any material adverse change in the respective business, assets or financial condition of any Charterer Obligor from the existing ones at the date of this Charter Party which has a Material Adverse Effect; or
(l)Repudiation of Transaction Document: any Charterer Obligor repudiates a Transaction Document to which it is a party; or
(m)
(2)    Owner’s Powers as Consequences of Charterer’s Event of Default
(a)    Owner’s Powers: If any Charterer’s Event of Default occurs and is continuing after the Delivery Date, the Owner may, by written notice to the Charterer, exercise any and all the following powers: -

(i)    to terminate this Charter Party;
(ii)    to demand the Charterer to pay the Stipulated Loss Value, together with all the sums that are due and payable by the Charterer to the Owner under this Charter Party;
(iii)    to demand the Charterer to redeliver the Vessel to the Owner and to retake the Vessel from the Charterer; and
(iv)    to sell and otherwise dispose of the Vessel or any share therein to any person (including sale to its affiliate at a fair market value) whether before or after redelivery of the Vessel to the Owner, provided the Owner first demands payment of the Stipulated Loss Value, together with all the sums that are due and payable by the Charterer to the Owner under this Charter Party, and the Charterer fails to pay within five (5) days of such demand.
(a)Charterer’s Indemnity: The Charterer shall indemnify on demand the Owner and the Mortgagee from any and all liabilities and losses properly incurred by the Owner due to such termination or acceleration, including, without prejudice to the generality of the foregoing, the liability to pay all costs and expenses in recovering possession of the Vessel and in carrying out any works or modifications required to bring the Vessel up to the condition required by this Charter Party.
(b)Title Transfer: In the event that the Owner shall have received the amounts in full referred to in sub-paragraph (a)(iii) above, the Owner shall procure that the Mortgagee immediately discharges the Mortgage and shall immediately transfer the ownership title to the Vessel to the Charterer or its nominee in accordance with Clause 6.1 (Title Transfer).
(3)    Sale of Vessel
(a)    Net Sale Proceeds: If the Owner exercises its power to sell the Vessel pursuant to sub-paragraph (a)(iv) of paragraph (2) above and without prejudice to and in addition to the Owner’s right to retake the Vessel (and the Charterer’s obligation to redeliver the Vessel to the Owner) and the Owner’s other rights and remedies hereunder, the gross proceeds of sale shall be applied towards all such payments, disbursements, taxes, expenses and losses whatsoever (which amounts shall be supported by copies of the relevant vouchers) as may have been incurred by the Owner in, about or incidental to the repossession and sale of the Vessel and the discharge of any claims in respect of the Vessel which may have given or may give rise to any charge or lien on the Vessel or which may otherwise be enforceable by proceedings against the Vessel (such proceeds of sale after deduction of the aforesaid amounts being in this Clause referred to as the “Net Sale Proceeds”).
(b)    Application of Net Sale Proceeds: The Net Sale Proceeds shall be applied towards payment of the following amount in the following order of application: -
FIRST, in payment of all costs, charges and expenses (including legal fees) incurred by the Owner in connection with the sale and exercise of their other rights under this Clause, to the extent not already satisfied pursuant to paragraph 5.7(3)(a) above;
SECONDLY, in or towards payments to the Owner of a sum equal to the Stipulated Loss Value;
THIRDLY, in payment of all other sums that are deemed payable by the Charterer to the Owner under this Charter Party; and
FOURTHLY, in payment of any surplus to the Charterer.
(c)    Payment of any shortfall: If for any reason the Net Sale Proceeds are insufficient to satisfy the amounts referred to in FIRST, SECONDLY and THIRDLY of paragraph (b) above in full, then the Charterer shall pay the amount of such deficiency to the Owner. For the calculation of the foregoing amounts, any amount in any currency other than Dollars shall be converted into Dollars at a market exchange rate as of the date and time of such calculation.
(4)    Other Remedies
(a)    Costs and Expenses: In addition, the Charterer shall be liable for all legal fees and other costs and expenses properly incurred by the Owner, as a result of the occurrence of any Charterer’s Event of Default or the exercise of the Owner’s remedies with respect thereto.
(b)    Exercise of Other Rights: The Owner may exercise any other right or remedy which may be available to it at law or in equity, or proceed by appropriate judicial or administrative action to enforce the terms hereof or to recover damages for the breach hereof and may rescind this Charter Party.
(5)    Early Termination: Upon all the payments and performance of all obligations and completion of remedies granted under this Clause, this Charter Party shall terminate and each Party shall be released from any of its obligations and liabilities under this Charter Party except for the Charterer’s Liabilities Surviving Termination.
5.8.    Early Termination in case of Owner’s Event of Default
(1)    Owner’s Event of Default: “Owner’s Event of Default” means any of the following events:
(a)Performance Default: the Owner does not comply with any undertaking, covenants, obligation or other provision of this Charter Party or any other Transaction Document to which it is or will be a party or which default has a Material Adverse Effect and is not remedied within ten (10) Business Days after written notice of the Charterer requesting remedial action; or
(b)Misrepresentation or Breach of Warranty: any representation or statement made or deemed to be made by the Owner in any Transaction Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been false or incorrect in any material respect and shall have resulted, or result in, a Material Adverse Effect unless the misrepresentation is remedied within ten (10) Business Days (or any longer reasonable period as the Owner and the Charterer may reasonably decide) of the Charterer giving notice to the Owner; or
(c)Insolvency: (i) the Owner becomes unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or (ii) a moratorium is declared in respect of all or more than 50% of Indebtedness of the Owner; or
(d)Insolvency Proceeding: any corporate action, legal proceedings or other procedure or step is taken in relation to: -
(ii)suspension of payments, a moratorium of all or more than 50% of Indebtedness, winding-up, dissolution, bankruptcy, rehabilitation, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Owner; or
(ii)    appointment of a liquidator or trustee, receiver, administrator, judicial manager, administrative receiver, compulsory manager or other similar officer in respect of the Owner, or any analogous procedure or step is taken in respect of the Owner in any jurisdiction, but excluding any winding-up petition in respect of the Owner (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement or, if earlier, the date on which it is advertised; or
(e)Cessation of Business, Etc.: the Owner suspends all or a material part of its business for more than 120 consecutive days or for more than 180 days in any 24 months period, or ceases to carry on all or a material part of its business, which event would reasonably be expected to cause a Material Adverse Effect; or
(f)Repudiation of Transaction Document: the Owner repudiates a Transaction Document to which it is a party; or
(g)Material Adverse Change: there occurs any circumstance or any material adverse change in the respective business, assets or financial condition of the Owner from the existing ones at the date of this Charter Party which has a Material Adverse Effect.
(2)    Charterer’s Powers as Consequences of Owner’s Event of Default
(a)    Charterer’s Powers: If any Owner’s Event of Default occurs and is continuing after the Delivery Date, the Charterer may, by written notice to the Owner, purchase the Vessel at a price equivalent to the Stipulated Loss Value applicable at the date of such notice and the Charterer shall make payment thereof together with other sums of money payable by the Charterer to the Owner hereunder.

(b)    Purchase of Vessel: In the event that the Charterer exercises its right to purchase the Vessel pursuant to paragraph 2(a) above the Owner shall, upon payment by the Charterer of the amount pursuant to paragraph 2(a) above, immediately discharge the Mortgage and transfer the ownership title to the Vessel to the Charterer or its nominee in accordance with Clause 6.1 (Title Transfer) hereof.
(c)    Early Termination: Upon payment by the Charterer of the amount pursuant to paragraph 2(a) above and the transfer of title of the Vessel pursuant to paragraph 2(b) above, this Charter Party shall terminate and each Party shall be released from any of its obligations and liabilities except for the Charterer’s Liabilities Surviving Termination.
6.    TITLE TRANSFER AND REDELIVERY
6.1.    Title Transfer
(1)Conditions on Transfer: Upon the transfer of title to the Vessel from the Owner to the Charterer pursuant to Clause 5.2(1)(b) (Title Transfer), Clause 5.4(2) (Title Transfer), , Clause 5.6(2) (Title Transfer),or Clause 5.7(2)(c) (Purchase of Vessel) hereof or any other relevant provision of this Charter Party, the following conditions shall be satisfied:-
(a)    Transfer date: On the relevant transfer date of the Vessel by the Owner to the Charterer the ownership of the Vessel shall be transferred by the Owner to the Charterer providing that the relevant transfer date is a Business Day otherwise the transfer shall take place on the next Business Day.
(b)    Transfer documents: The Owner shall obtain and provide the Charterer with such documents and take such actions as the Charterer may reasonably request to facilitate the sale, the de-registration of the Vessel from the ownership of the Owner and the re-registration of the Vessel in the ownership of the Charterer with the applicable registry.
(c)    Free from Mortgage: The Owner shall transfer title to the Vessel free from the Mortgage and any other Owner Encumbrance and warrants that the Vessel at the time of transfer of ownership shall be free of the Mortgage and any other Owner Encumbrance and that they have not committed any act or omission which would impair title to the Vessel.
(d)    Bill of Sale: The Owner shall furnish the Charterer with a bill of sale duly executed, notarized and legalised if required.
(2)No Liability of Owner: The transfer of the title to the Vessel referred to in the paragraph (1) above shall be made at the Charterer’s expense and on an “as is” basis, and, the Owner shall not have any liability, whether express or implied, for seaworthiness, compliance with the specifications, merchantability, quality, condition, design, operation or fitness for use of the Vessel or non-existence of maritime or other liens (other than the Mortgage and any other Owner Encumbrance) on the Vessel or any other matters related to the Vessel, and the Charterer hereby waives all its rights and claims whatsoever against the Owner and howsoever arising in respect of the foregoing except where the same arises due to the reasons solely attributable to the Owner.
6.2.    Redelivery of Vessel
(3)Redelivery Place and Redelivery Date: If the Charterer shall redeliver the Vessel to the Owner pursuant to Clause 5.1(1) (Charterer’s Election on the Expiry Date) hereof or Clause 5.6(2) (Owner’s Power) hereof, the Charterer shall redeliver the Vessel to the Owner at such safe and ice-free port as the Owner, acting reasonably in regard to the location of the Vessel, may nominate, failing which Redelivery the Owner (or its agent) may itself enter upon and repossess the Vessel, wherever found, whether upon the high seas or at any port, harbour or other place and irrespective of whether the Charterer, any sub-charterer or any other person may be in possession of the Vessel, and without prior demand and without legal process, and for that purpose the Owner or their agent may enter any dock, pier or other premises where the Vessel stays and may take possession thereof, without the Owner or their agent incurring any liability by reason of such retaking or otherwise.
The Charterer warrants that it will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterer fail to redeliver the Vessel within the Charter Period, the Charterer shall pay the daily equivalent to the rate of the Charter Hire or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.
(4)Redelivery in Good Condition: The Vessel shall be redelivered by the Charterer to the Owner in good working order and seaworthy and merchantable condition in which it was at the time she was delivered to the Charterer on the Delivery Date except for ordinary wear and tear and subject to any modifications allowed pursuant to this Charter Party and with class maintained and free from any lien or mortgage (save for any Owner Encumbrance) with all required certificates and papers in full force. The Charterer shall redeliver all documents and certificates which the Vessel is by statute required to have in its possession for navigation or otherwise lawful operation.
(5)Passing 15th Class Survey: The Charterer shall have the Vessel pass the fifteenth (15th) survey and inspection by the Classification Society required to be carried out [•] years after construction under the rules of the Classification Society and, if repairs are required or recommended by the Classification Society, have the Vessel completely repaired, all at the Charterer’s own expenses before the redelivery (regardless of whether such required date of inspection and repair will occur before or after such redelivery. Even if there will be a long period of time remaining from the date of redelivery until such required date of inspection and repair, the Charterer shall nonetheless satisfy this condition before the redelivery.
(6)Installation of Scrubber System: the Charterer shall purchase the Scrubber System, acquire the title thereto (free from any lien or power of any third party) (not lease nor purchase with the condition that the title thereto remain on any third party) and install the Scrubber System on board the Vessel and shall redeliver the Vessel in such good condition as required under Clause 6.2 (Redelivery of Vessel) hereof with such Scrubber System affixed on board the Vessel which shall, upon delivery of the Vessel, become the property of the Owner without any payment to the Charterer and without any right, claim or security interest of any third party, in respect of which the Charterer shall waive or shall be deemed to waive any of its rights, claims and interest in the Scrubber System..
(7)Survey: In addition to (2) above, surveys shall be made by a surveyor nominated by the Owner and a surveyor nominated by the Charterer in order to determine the state and condition of the Vessel set out in above paragraph (2), unless the Owner waives such surveys. All costs occasioned by any such survey including the costs of the said surveyor appointed by the Owner shall be payable by the Owner and all costs occasioned by any such survey including the costs of the said surveyor appointed by the Charterer shall be payable by the Charterer. If it is found as a result of the surveys that the Vessel is not in the state and condition of the Vessel set out in above paragraph (2), the Charterer shall be liable to pay all the costs for repair and remedy of such situation and loss of time (only in case such redelivery takes place due to Charterer’s Event of Default) suffered by the Owner during a period of repair.
(8)Consumable Stores: All Consumable Stores remaining on board the Vessel as of Redelivery shall remain the property of the Charterer. When the Charterer purchases the Vessel, no settlement shall be made in respect of those consumable stores. However, when the Redelivery shall take place, the Consumable Stores shall be purchased by the Owner at the market price for the quantities on board reasonably estimated.
7.    DEFAULT INTEREST, EXPENSES, FINANCIAL INDEMNITY AND RULES FOR PAYMENT
7.1.    Default Interest
If any Charter Hire or any other sum due and payable by the Charterer hereunder is not paid on the due date, the Charterer shall pay interest (hereinafter called the “Default Interest”) calculated at the Default Interest Rate on the number of days actually elapsed from the day immediately following its due date until the full payment thereof, and on the basis of a year of 360 days.
7.2.    Mitigation and Vessel Cost
(1)Mitigation: If circumstances arise which would, or would upon the giving of notice, result in:
(a)    the Charterer being required to make an increased payment to the Owner pursuant to Clause 7.3(2) (No withholding); or
(b)    the early termination of this Charter Party pursuant to Clause 5.6 (Early Termination in case of Illegality), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Charterer under such Clauses,

the Owner shall endeavour to take such reasonable steps as may be open to it to mitigate or remove such circumstances unless to do so might (in its opinion) be prejudicial to it or be in conflict with its general policies or involve it in expense or an unreasonable increased administrative burden.
(2)Vessel Costs: The Charterer shall bear, and reimburse the Owner for: -
(a)Costs for Maintenance of Vessel: all costs and out-of-pocket expenses (including legal fees but, for the avoidance of doubt, excluding any Vessel registration costs and expenses) incurred in or in connection with the Insurances, the maintenance of the Vessel, the discharge of liens and Encumbrances on the Vessel (other than an Owner Encumbrance), or otherwise in relation to the Vessel; and
(b)Vessel Disbursement: any and all of the sums of money which the Owner shall not be personally legally liable for, but the Owner shall (acting reasonably) have paid or agreed to pay or shall consider that it is necessary for the Owner to pay, for the purpose of discharge of the liabilities of the Charterer or the Vessel or for the purpose of avoidance of arrest of the Vessel or avoidance of any trouble to be caused by the Owner in the smooth protection and enforcement of the Owner’s interest, powers and remedies hereunder or under any of the Transaction Documents or enforcement of any Transaction Document or any right, power, remedy, mortgage, security or charge granted to the Owner or created in favour of the Owner under any of the Transaction Documents.
7.3.    Rules for Payments
(3)Time and Method of Payment to Owner: Notwithstanding anything to the contrary contained in this Charter Party, but except as otherwise regulated by the Transaction Documents or by mutual agreement between the Owner and the Charterer, all payments by the Charterer to the Owner hereunder or under any of the Transaction Documents whether in respect of principal, interest or otherwise, shall be made as follows:-
(a)    so that the Owner receives the same not later than 11:00 a.m. (Japan time) on the Business Day on which the relevant payment is due under this Charter Party or the relevant Transaction Documents;
(b)    in the relevant currency in funds which are for same day settlement in such funds as shall for the time being be customary for the same day settlement of transactions of this nature; or in such currency as demanded by the Owner, in case of other payment; and
(c)    to the Owner to the Hire Receiving Account or such other bank account from time to time designated in writing by the Owner.
(4)No withholding: All payments of Charter Hire and any other payments due under this Charter Party shall be made free and clear of any withholding deduction or subject to clause 7.3(3) any FATCA Deductions for, or on account of, any present or future freight, stamp or other taxes, levies, imposts, duties fees, charges, restrictions or conditions of any nature. If the Charterer is required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Charterer in respect of such payment shall (subject to Clause 7.3(4)) be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owner receives a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made. If after the Charterer makes a payment of an additional amount under this paragraph (2), the Owner receives a tax credit attributable to that payment of an additional amount, the Owner shall pay an amount to the Charterer that leaves the Owner in the same after-tax position as they would have been had such additional payment not been made to the Charterer.
(5)FATCA Deduction: If the Charterer is required to make any payment under this Bareboat Charter Party or any other Transaction Documents subject to a FATCA Deduction, the Charterer shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction to the applicable authorities within the time allowed and in the minimum amount required by FATCA and, if the amount of payment from the Charterer to the Owner or its assignee becomes short of the amount set out, determined or calculated under this Bareboat Charter Party or such other Transaction Documents, the Charterer shall increase the amount of payment by the amount of shortage pursuant to Clause 7.3(2) hereof.
(6)FATCA Indemnity: The Charterer hereby indemnifies the Indemnified Persons and keeps the Indemnified Persons against any loss, damage, fine, penalty or other punishment suffered by or imposed on the Indemnified Persons due to a failure to comply with FATCA in connection with the Transactions by reason that any Obligor or any of its affiliates is a US Tax Obligor or for any other reason attributable to any Obligor or such affiliate.

(5)    Payment on Business Day: If any payment payable by any Party to the other Party falls due on a day other than a Business Day, the former Party shall pay the same on the immediately following Business Day.
(6)    Calculation of Amount of Annual Nature: All interest, Default Interest and other payments hereunder of an annual nature shall accrue day by day and be calculated on the actual number of days elapsed and on the basis of a 360-day year.
(7)    Disposal of Fraction: If the amount of Charter Hire or Default Interest or any other amount calculated hereunder contains a fraction of less than one-one hundredth of one Dollar (USD 0.01), such fraction shall be discarded.
(8)    No Set Off: No set off shall be permitted between the Owner and any Charterer Obligor, unless the Owner and the Charterer mutually agree, except the following set off
(a)    Permitted Set off by Owner: Only when a Charterer’s Event of Default has occurred and is continuing, the Owner may set off any of its obligations owing to any Charterer Obligor against any obligations of the same or the other Charterer Obligor owing to the Owner, regardless of whether or not such Indebtedness has fallen due and payable. If those obligations are in different currencies, the Owner may convert either obligation to the same currency as the other at a market rate of exchange in its usual course of business.
(b)    Permitted Set off by Charterer Obligor: Only when an Owner’s Event of Default has occurred and is continuing, any Charterer Obligor may set off any of its obligations owing to the Owner against any obligations of the Owner owing to such Charterer Obligor, regardless of whether or not such Indebtedness has fallen due and payable. If those obligations are in different currencies, such Charterer Obligor may convert either obligation to the same currency as the other at a market rate of exchange in its usual course of business.
8.    REPRESENTATIONS AND WARRANTIES
8.1.    Charterer’s Representations and Warranties
The Charterer represents and warrants to the Owner as follows on the date of this Charter Party and at all times throughout the Charter Period: -
(1)    Status, Authority Corporate Actions of the Charterer: the Charterer is a company duly organized, and registered, and validly existing under the laws of Panama and has full authority to do the Charterer’s Activities and all necessary corporate and other actions and all necessary governmental or other official consents and authorities for the Charterer to do the Charterer’s Activities have been taken or obtained and no further corporate or other action or governmental or other official consents or authorities are necessary for the Charterer to do the Charterer’s Activities;
(2)    Transaction Documents as Binding Obligations: each of the Transaction Documents to which the Charterer is or is to be a party constitutes, or will, upon due execution, constitute, the legal, valid and binding obligations of the Charterer enforceable against the Charterer in accordance with its terms (except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting the Owner's rights generally);
(3)    Government Approval: neither approval or permission of, nor submission of report to, the government of Panama or any other Government Entity is necessary for execution or performance by the Charterer of this Charter Party;
(4)    No Contravention: the execution, delivery and performance by the Charterer of any of the Transaction Documents to which it is a party and all instruments or agreements required thereunder do not and would not contravene, violate or constitute a default under (i) any material provision of any constituent document of the Charterer (ii) any material provision of any agreement or other instrument to which the Charterer is a party or by which the Charterer or any of its assets is or may be bound, (iii) any material treaty, law or regulation applicable to the Charterer or (iv) any material judgment, injunction, order or decree binding upon the Charterer or any of its material assets, nor would the same result in the creation or imposition or any Encumbrance on any material asset of the Charterer;

(5)    Litigation: there are no suits or legal, administrative or other actions, claims or proceedings current, pending or threatened against the Charterer or any of its assets in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect;
(6)    No Charterer’s Event of Default: no Charterer’s Event of Default has occurred and is continuing; and
(7)    FATCA: neither the Charterer nor the Charter Guarantor is or is deemed to be a US Tax Obligor or a FATCA FFI; and
(8)    No Sanction: neither the Charterer, nor its parent nor any of its parent or Subsidiaries nor any of its directors or officers (i) is a Restricted Party or (ii) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.
8.2.    Owner’s Representations and Warranties
The Owner represents and warrants to the Charterer as follows on the date of this Charter Party and at all times throughout the Charter Period: -
(1)    Status, Authority Corporate Actions of the Owner: the Owner is a company duly organized, and registered, and validly existing under the laws of Japan and has full authority to do the Owner’s Activities and all necessary corporate and other actions and all necessary governmental or other official consents and authorities for the Owner to do the Owner’s Activities have been taken or obtained and no further corporate or other action or governmental or other official consents or authorities are necessary for the Owner to do the Owner’s Activities;
(2)    Transaction Documents as Binding Obligations: each of the Transaction Documents to which the Owner is or is to be a party constitutes, or will, upon due execution, constitute, the legal, valid and binding obligations of the Owner enforceable against the Owner in accordance with its terms (except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting the Charterer’s rights generally);
(3)    Government Approval: neither approval or permission of, nor submission of report to, the government of Japan or any other Government Entity is necessary for execution or performance by the Owner of this Charter Party;
(4)    No Contravention: the execution, delivery and performance by the Owner of this Charter Party and all instruments or agreements required thereunder do not and would not contravene, violate or constitute a default under (i) any material provision of any constituent document of the Owner (ii) any material provision of any agreement or other instrument to which the Owner is a party or by which the Owner or any of its assets is or may be bound, (iii) any material treaty, law or regulation applicable to the Owner or (iv) any material judgment, injunction, order or decree binding upon the Owner or any of its material assets, nor would the same result in the creation or imposition or any Encumbrance on any material asset of the Owner;
(5)    Litigation: there are no suits or legal, administrative or other actions, claims or proceedings current, pending or threatened against the Owner or any of its assets in which there is a reasonable possibility of an adverse decision which would have a Material Adverse Effect;
(6)    No Owner’s Event of Default: no Owner’s Event of Default has occurred and is continuing;
(7)    No Sanction: neither the Owner, nor its parent nor any of its parent or Subsidiaries nor any of its directors or officers (i) is a Restricted Party or (ii) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; and
(8)    FATCA: neither the Owner nor the Mortgagee is or is deemed to be a US Tax Obligor or a FATCA FFI.
9.    GENERAL COVENANTS AND UNDERTAKINGS

9.1.    Charterer’s Covenants and Undertakings
The Charterer hereby covenants and undertakes with the Owner that: -
(a)    Corporate Maintenance: it will maintain as a company organized and existing under the laws of Panama;
(b)    Performance: it will duly perform and observe the terms of this Charter Party and the other Transaction Documents to which it is a party;
(c)     Notice of Charterer’s Event of Default: it will promptly inform the Owner forthwith upon becoming aware of the same, of the occurrence of any Charterer’s Event of Default (and the steps, if any, being taken to remedy it);
(d)    Necessary Consents and Acts and Things: it will obtain every consent and do all other acts and things which may from time to time be necessary for the continued due performance of all its obligations hereunder and under the Transaction Documents to which it is a party;
(e)    Financial Statement: it will deliver to the Owner one (1) copy of annual financial statements of each Charterer Obligor, as soon as available and, in any event, within 180 days after the end of each financial year of such Charterer Obligor;
(f)    Compliance with laws: comply in all material respects with all laws to which it or its business is subject where failure to do so will have or is reasonably likely to have a Material Adverse Effect.
(h)    No Permission of Change of Shareholder of Charterer: the Charterer will not permit or accept any change of the shareholders of the Charterer;
(i)    No Merger: the Charterer will not consent to or enter into any amalgamation, de-merger, merger or reconstruction or take any other action to materially change the nature of its business without the prior written consent of the Owner (which consent shall not be unreasonably withheld);
(j)    Negative Pledge: it will not create or permit to subsist any Encumbrance over all or any of its property or assets which are subject to an Encumbrance in favour of the Mortgagee pursuant to the Transaction Documents other than Permitted Encumbrance;
9.2.    Owner’s Covenants and Undertakings
The Owner hereby covenants and undertakes with the Charterer that: -
(a)    Corporate Maintenance: it will maintain its existence as a Japanese company and it will do or cause to be done all things necessary to preserve in full force its corporate existence, rights, franchises or authorities necessary for the conduct of its business;
(b)    Performance: it will duly perform and observe the terms of this Charter Party and the other Transaction Documents to which it is a party;
(c)    Notice of Owner’s Event of Default and Other Information: it will promptly inform the Charterer forthwith upon becoming aware of the same, of the occurrence of any Owner’s Event of Default (and the steps, if any, being taken to remedy it);
(d)    Necessary Consents and Acts and Things: it will obtain every consent and do all other acts and things which may from time to time be necessary for the continued due performance of all its obligations hereunder and under the Transaction Documents to which it is a party;
(e)    Financial Statements: it will deliver to the Charterer one (1) copy of the annual unaudited financial statements of the Owner, as soon as available and, in any event, within 180 days after the end of each of the Owner’s financial years;
(f)    Compliance with laws: comply in all material respects with all laws to which it or its business is subject where failure to do so will have or is reasonably likely to have a Material Adverse Effect.
(g)    No Permission of Change of Shareholder of Owner: the Owner will not permit or accept any change of the shareholders of the Owner;
(h)    No Merger: the Owner will not consent to or enter into any amalgamation, de-merger, merger or reconstruction or take any other action to materially change the nature of its business without the prior written consent of the Charterer (which consent shall not be unreasonably withheld);
(i)    Negative Pledge: it will not create or permit to subsist any Encumbrance over all or any of its property or assets which are subject to an Encumbrance in favour of the Mortgagee pursuant to the Transaction Documents other than the Mortgage Deed, the Mortgage Extract and the Insurance Assignment.
(j)    No Other ship: it will not own any ship or interest in a ship other than the Vessel, regardless whether as the registered owner or beneficial owner under lease or conditional sale or otherwise and it will not manage or operate any vessel for its own account or for any other person.
10.    COVENANTS CONCERNING VESSEL
10.1.    Covenants Concerning Registration of Vessel
(1)    Owner’s Covenants Concerning Registration: The Owner hereby covenants with the Charterer in relation to the name and registration of the Vessel that it will, promptly following receipt of the necessary documents from the Seller pursuant to the Memorandum of Agreement, provisionally and thereafter permanently, register and document the Vessel and its ownership title with the Panama Public Registry Office;
(2)    Charterer’s Covenants Concerning Registration: The Charterer hereby covenants with the Owner in relation to the name and registration of the Vessel that: -
(a)Installation of Panama Certificate: it will, promptly following issue by the Panama Public Registry Office and receipt of the same from the Owner, install the provisional certificate of register or the permanent certificate of register issued by the Panama Public Registry Office on board the Vessel;
(b)    Payment of Annual Taxes: it will thereafter do all that may be necessary to maintain such documentation and registration in Panama as referred to in (a) above in force other than as must be carried out or may only be carried out by the Owner, provided that any annual taxes, duties, expenses and fees and other expenses whatsoever for maintenance of such documentation and registration with the Panama Public Registry Office as referred to in (a) above (including fees payable to lawyers) shall be borne and paid by the Owner;
(a)No Jeopardizing Registration: it will, at all times during the Charter Period, maintain and not do anything which would jeopardize or impair the Owner’s registration of the Vessel or the Owner’s ownership title to the Vessel with the Panama Public Registry Office; and
(b)Painting and House Flag: it, at its own expense, may paint the Vessel in its own colors, install and display its insignia and fly its own house flag. However, if the Charterer shall be obligated to redeliver the Vessel to the Owner, the Charterer shall restore the colors to the original colors, detach the installed or displayed insignia and take the house flag off from the Vessel.
10.2.    Covenants Concerning Mortgage and Quiet Enjoyment
(1)    Owner’s Right to Mortgage: Subject to paragraph (2) below, the Owner shall be entitled to establish and register the Mortgage to secure its Indebtedness owing to the Mortgagee in relation to financing of a portion of the purchase price paid under the Memorandum of Agreement. Only if the Vessel is sold to the Charterer in the case of the Optional Purchase or in the case of occurrence of an Owner’s Event of Default or if the Charterer purchases the Vessel pursuant to Clause 5.6(1) (Payment of Stipulated Loss Value in case of Unlawfulness or Illegality) hereof, the Owner shall be obligated to discharge or procure the discharge of the Mortgage and register such discharge with the Panama Public Registry Office. The Charterer agrees to place any notice of Mortgage aboard the Vessel in the manner reasonably requested by the Owner. The Owner warrants that they have not effected any Encumbrance on the Vessel, its Insurances and Requisition Compensation other than the Mortgage and the Insurance Assignment.
(2)    Quiet Enjoyment Agreement: As a condition of the Charterer’s agreement to the grant of the Mortgage by the Owner, the Owner undertakes that it will procure that the Mortgagee executes the Quiet Enjoyment Agreement. The Mortgage and the other Transaction Documents to which the Mortgagee is a party shall not be enforced except as permitted pursuant to the Quiet Enjoyment Agreement in form and substance as agreed between the Mortgagee and Charterer.
10.3.    Charterer’s Covenants Concerning Management, Maintenance and Operation of Vessel
The Charterer hereby agrees to comply with the following covenants in relation to the maintenance and operation of the Vessel: -
(1)Maintenance of Vessel in Good Condition: the Charterer will keep the Vessel in a good and efficient state of repair consistent with first class ownership and management practice, and maintain the Vessel’s Class with the Classification Society and all necessary certificates. All time used for repairs and for repairs of latent defects, including any deviation, shall be for the Charterer’ account. The technical management shall be carried out by the Manager.
(2)No Structural Change to Vessel. Etc.:
(a)    In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new Class requirements or by compulsory legislation (including but not limited to Ballast Water Treatment Systems) (each a “Required Modification”), all such costs shall be for the Charterer’s account. Notwithstanding the foregoing, the Charterer is allowed to make any Required Modification provided the cost of the same be for the Charterer’s account.
(b)    Subject to paragraph (a) above, the Charterer shall not make any structural changes in the Vessel or changes in the machinery, boilers or appurtenances thereof without in each instance first securing the Owner’s approval, such approval not to be unreasonably withheld. If the Owner agrees to such changes, the Charterer shall, if the Owner so requires, restore the Vessel except following an Owner’s Event of Default prior to Redelivery of the Vessel, to its former condition.
(3)Repairs: Subject to the provisions of any Transaction Document and the approval of the Owner, the Charterer shall effect all repairs, and undertake settlement of all miscellaneous expenses in connection with such repairs as well as all charges, expenses and liabilities. The Charterer shall remain responsible for and effect repairs and settlement of costs and expenses incurred thereby in respect of all repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurances. All time used under the provisions of this paragraph (3), including any deviation, shall be for the Charterer’s account.
(4)Replacement of Parts or Equipment: the Charterer shall have the use of all outfit, equipment and spare parts on board the Vessel at the Delivery Date. The Charterer shall from time to time during the Charter Period replace such equipment that becomes unfit for use. The Charterer shall procure that all repairs to or replacement of any damaged, worn or last parts or equipment will be effected in such manner (both as regards workmanship and quality of materials, including spare parts) as not to diminish the value of the Vessel. The Charterers have the right to fit additional equipment at their expense and risk but the Charterer shall remove such equipment at the end of the Charter Period if requested by the Owner at the costs of the Charterer.
(5)Leased or Hired Equipment: any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterer and the Charterer shall assume the obligations and liabilities of the Owner under any lease contracts in connection to any such leased equipment and shall reimburse the Owner for all expenses incurred in connection with such leased equipment, also for any new hired equipment required in order to comply with any regulations.
(6)Submission to Survey: the Charterer will regularly submit the Vessel to such periodical or other surveys as may be required for classification purposes and shall comply with all requirements and recommendations of the Classification Society by which the Vessel shall then be classed, and the Charterer will, upon request of the Owner, supply to the Owner copies of all survey reports issued in respect thereof.
(7)Dry Docking: the Charterer shall keep the Owner advised of the planned dry-docking of the Vessel, as reasonably required and the Charterer shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during every sixty (60) months after delivery or such other period as may be required by the Classification Society or the Panama Public Registry Office.
(8)Compliance with ISM Code and ISPS Code: The Charterer shall comply in all material respects in relation to all matters concerning the manning, maintenance, servicing, repair, seaworthiness, condition, state, order, employment and operation of the Vessel with the ISM Code, the ISPS Code, all relevant laws and requirements of the Classification Society, the Panama Public Registry Office and appropriate government agencies of any applicable jurisdiction, to which the Vessel may from time to time be subject, all applicable international conventions and all rules and regulations made under such international conventions, and without prejudice to the generality of the foregoing, the Charterer shall undertake:-
(a)    Obtaining DOC, SMC, ISSC and CSR: to obtain and maintain in force at all times valid certificates evidencing compliance with the requirements of (8) above, including, without limitation, DOC, SMC, ISSC and CSR;
(b)    Delivery of DOC, SMC, ISSC and CSR: to deliver to the Owner copies of DOC, SMC, ISSC and CSR in force promptly upon reasonable request of the Owner;
(c)    Installation of DOC, SMC, ISSC and CSR: to keep or procure that there is kept on board the Vessel at all times an original or copy, as the ISM Code or the ISPS Code requires, of DOC, SMC, ISSC and CSR in force.
(9)Operation: The Charterer shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and shall pay all costs and expenses whatsoever relating to their use and operation of the Vessel, including any taxes and fees.
(10)Lawful Trade: The vessel shall be employed in lawful trades for the carriage of lawful merchandise within the trading limited stipulated in Box 18 and not in in any Restricted Trade Zone without previous consent of the Owner. Further, the Charterer shall not knowingly employ the Vessel otherwise than in conformity with the terms of the instruments of Insurance (including any warranties expressed or implied therein) without first obtaining the consent to such employment of the Insurers and complying with such requirements as to extra premium or otherwise as the Insurers may prescribe. The Charterer will not knowingly do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Panama Public Registry Office, or of the places where the Vessel trades. Notwithstanding any other provisions contained in this Charter Party it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter Party. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owner’s prior approval has been obtained prior to the loading of such. If reasonably requested, the Charterer shall advise the Owner of the intended employment of the Vessel.
(11)Sanctions: it will not use and operate the Vessel in connection with an activity which is subject to any sanction, restriction or embargo imposed by any Sanctions Authority nor will the Charterer knowingly use the Vessel in any trade to any places or any trade in carriage of any cargoes or trade for the (direct or indirect) benefit of any Restricted Party, or in any other manner that would result in the violation of any Sanctions applicable to the Owner or the Charterer.
(12)Prohibition of Sub-Bareboat Charter: The Charterer shall not sub-charter the Vessel by way of bareboat charter or permit the Vessel to be used in such arrangement as the possession and control of the Vessel is transferred to any party other than the Charterer or assign this Charter Party without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt this Clause shall not apply to any time charter of the Vessel.
(13)Prohibition of Disposal & Negative Pledge: The Charterer will not suffer, nor permit to be continued any Encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owner in the Vessel and its insurances and any Requisition Compensation other than a Permitted Encumbrance.
(14)Payment and Discharge of Liens: the Charterer will pay and discharge or contest in good faith any and all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory liens on or claims enforceable against the Vessel or any other claims of any third party, and, in the event of arrest of the Vessel pursuant to legal process or in the event of her detention in the exercise or purported exercise of any such lien as aforesaid, use all reasonable endeavours to procure the release of the Vessel from such arrest or detention as soon as reasonably practicable after receiving notice thereof, but in no event later than twenty-one days thereafter or such a shorter period as required under local laws by providing bail or otherwise as the circumstances may require.
(15)Seamen as Servant of Charterer: the Charterer will procure that any and all Masters, Officers and other crew members (whether on board or ashore) of the Vessel shall be agent and servants of the Charterer for any purposes and in any respect whatsoever.
(16)Information concerning Vessel: the Charterer shall keep the Owner advised of (i) the intended employment, (ii) planned dry-docking, (iii) any casualty to the Vessel which is or is likely to be a Total Loss or Major Casualty, (iv) major repairs of the Vessel as reasonably required by the Owner and (v) any arrest of the Vessel or the exercise or purported exercise of any lien on the Vessel or any requisition of the Vessel for title or hire.
(17)Granting Owner Right of Inspection: the Charterer will permit the Owner to at any time after giving reasonable notice to the Charterer (but so as not to interfere with the ordinary operation of the Vessel and subject to such persons signing a letter of indemnity in the usual form provided by the Vessel’s P & I Club) to inspect the Vessel or instruct a duly authorized surveyor to carry out such inspection on their behalf to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained in accordance with this Charter Party. The costs and fees for such inspection shall be paid for by the Owner. The Charterer shall also permit the Owner to inspect the Vessel’s log books whenever requested (but subject to reasonable prior notice and without interference with ordinary operation of the Vessel) and shall whenever required by the Owner furnish them with full information regarding any casualties or other accidents or damage to the Vessel.
10.4.    Charterer’s Covenants Concerning Insurances on Vessel
The Charterer hereby agrees to comply with the following covenants in relation to the insurances of the Vessel: -
(1)Taking Out of Insurance: The Charterer shall keep the Vessel insured throughout the Charter Period at their own expense with such Insurer or Insurers as are acceptable to the Owner (acting reasonably) with deductibles reasonably acceptable to the Owner on the following conditions: -
(a)Hull and Machinery Insurance: Hull and Machinery Insurance in the joint names of the Charterer as the “Assured” and the Owner as the “Co-Assured” for their respective interests, on the basis of the Institute Time Clauses (Hulls) (or on such other terms acceptable to the Owner);
(b)War Risks Insurance: an insurance (hereinafter called “War Risk Insurance”) in the joint names of the Charterer as the Assured and the Owner as the Co-Assured for their respective interests (but without liability on the part of the Owner for premiums, calls, release calls, contributions or other sums of money), against War Risks and being effected under the Institute of London Underwriters’ “Institute War and Strikes Clauses” (or on such other terms acceptable to the Owner;
(c)P & I Insurance: an insurance (hereinafter called “P & I Insurance”) in the joint names of the Charterer as the Assured and the Owner as the Co-Assured with the P & I Club, which shall protect and indemnify the Owner, the Charterer, the Mortgagee and the Vessel against all P & I Risks including the relevant fraction not insured by the Hull and Machinery Insurance and including the coverage of oil pollution liability in an amount not to exceed the maximum amount available for the Vessel from time to time from its P&I Club (currently USD1,000,000,000); and
(2)Conditions: The Insurers, the Insurance Brokers and the P & I Clubs shall be approved by the Owner (which approval shall not be unreasonably withheld). The proceeds of all Insurance shall be payable in Dollar only.
(3)Minimum Insurance Value: The vessel shall be kept insured during each year of the Charter Period in respect of marine and War Risks on hull and machinery basis in US Dollars for not less than the following amount during the following period (the “Minimum Insurance Value”): -

Applicable Period	Minimum Insurance Value
1st year from the Delivery Date until the day immediately prior to the 1st DD Anniversary	USD15,000,000.00
2nd year from the 1st DD Anniversary until the day immediately prior to the 2nd DD Anniversary	USD13,800,000.00
3rd year from the 2nd DD Anniversary until the day immediately prior to the 3rd DD Anniversary	USD12,600,000.00
4th year from the 3rd DD Anniversary until the day immediately prior to the 4th DD Anniversary	USD11,400,000.00
5th year from the 4th DD Anniversary until the termination of thus Charter Party	USD10,200,000.00

(4)Renewal: The Charterer shall (and the Owner may) at the expense of the Charterer renew or cause to be renewed all Insurance on or in respect of the Vessel before the relevant policies or contracts or certificates of entry expire so that the Insurance shall continuously be kept in effect throughout the Charter Period, and procure that the Insurer and the P & I Club shall promptly confirm in writing to the Owner as and when each such renewal has been effected.
(5)Insurance Premium: The Charterer shall pay punctually all premiums, calls, contributions or other sums payable in respect of all such Insurance effected or renewed or caused to be effected or renewed by it.
(6)Information of Insurance: Whenever any Insurance is taken out or effected or any underwriter arranged by the Insurance Broker is changed or any other material condition of the Insurance is changed, the Charterer shall promptly furnish the Owner with documentary evidence of the type of the Insurances, the Insurers or underwriters, the Insurance Broker, the new conditions of the Insurance, the insured amount.
(7)Letters of Undertaking: The Charterer shall, following the Delivery Date or at any later date when the Owner reasonably considers necessary or appropriate, furnish the Owner a letter of undertaking from the Insurance Brokers and any protection and indemnity or war risks association in which the Vessel may from time to time be entered in such form as the Owner (or the Mortgagee as the case may be) may reasonably require having regard to the then current market practice and the practices prescribed by the Lloyds Insurance Brokers' Committees and/or any other professional association of which the Insurance Brokers are members The letter of undertaking from the P & I Club shall be issued in its standard form.
(8)Loss Payable Clause: The Charterer shall, in accordance with the provisions of the Insurance Assignment, procure that each policy of the Hull Insurance shall have the Loss Payable Clause in a form attached to the Insurance Assignment by which the Insurance Moneys payable under the Hull Insurance shall be payable to the Owner (or the Mortgagee as the case may be) in the case of a Total Loss for Insurance or if the Insurance Moneys for each one incident exceed USD 750,000.
(9)Policies: The Charterer shall procure that copies of the policies, cover notes, entry certificates and such other instruments of Insurance as the Owner reasonably elect shall, throughout the Charter Period thereof, be delivered to the Owner or its nominee unless there is an Insurance Broker who exercises a lien on those instruments.
(10)Disposal of Insurance Moneys: The Insurance Moneys shall be applied in accordance with the provisions of the Insurance Assignment and Clause 5.5.
(11)No Alteration to Term of Any Insurance: the Charterer will not make or permit to be made any material alteration in any of the terms of any of the instruments of insurance referred to in the Clause 10.4(1)(a)(Hull and Machinery Insurance) hereof and Clause 10.4(1)(b)(War Risks Insurance) hereof (including any warranties expressed or implied therein) above and shall not make, do, consent or agree to any act or omission which would or might render any such instrument of the Insurances on the Vessel invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part.
(12)Compliance with Insurance Requirements: The Charterer shall always disclose all the facts to the Insurers and the P&I Clubs and comply with all the requirements under the Insurance, regardless of whether or not failure of disclosure thereof or failure of compliance therewith shall entitle the Insurer or the P&I Club to cancel the Insurance or refuse or reduce payment of the Insurance Moneys.
(13)Prohibition of Settlement or Compromise or Abandonment: the Charterer will not, without the prior written consent of the Owner, settle, compromise or abandon any claim under the Insurances on or in respect of the Vessel for an actual, constructive, compromised or arranged total loss of the Vessel or for a Major Casualty of the Vessel.
10.5.    Charterer’s Covenants Concerning Environment
The Charterer hereby agrees to comply with the following covenants in relation to the Environment: -
(1)Notice of Environmental Claim and Incident: The Charterer shall notify the Owner promptly upon the same coming to its knowledge by e-mail, of the occurrence of: -
(a)    any Environmental Claim against the Charterer or the Owner or the Vessel; or
(b)    any Environmental Incident in respect of the Vessel which may give rise to any Environmental Claim;
which, in either case, could or might materially affect the interests of the Owner, and to keep the Owner advised in writing and in such detail as the Owner shall reasonably require of the nature of such Environmental Claim or Environmental Incident and the Charterer’s proposed and actual response thereto.
(2)Compliance with Environmental Laws: The Charterer shall comply in all material respects with all applicable Environmental Laws, and Environmental Permits including, without limitation, any requirements of such laws relating to manning and establishment of financial responsibility and obtain and comply with all required Environmental Permits, which relate to the Vessel or her operation or her storage of cargo. Especially, whenever the Vessel enters the United States Exclusive Economic Zone, the Charterer shall (a) comply with all regulations in force of the United States Oil Pollution Act of 1990 which apply to the Vessel including, if necessary, obtaining within the time limits set by the U.S. Coast Guard, a Certificate of Financial Responsibility and a copy of the Vessel’s Certificate of Financial Responsibility
(3)Oil Pollution Indemnity Action by Charterer: If there arises any oil pollution event or incident by or on or around the Vessel, the Charterer shall promptly take or cause the Manager of the Vessel to take all necessary actions and steps to prevent occurrence of any losses and/or damages to the Vessel and third parties’ lives and properties or occurrence of any violation of the MARPOL or domestic law or regulations adopting MARPOL as a result of which the Vessel is ordered not to leave by the coast guard or police or prosecutors or other judicial persons, and if any such losses and/or damages occur or any claim is made by any coast guard or police or prosecutors or other judicial persons for fine and other civil, criminal or administrative offence or made by any third party for liabilities against the Vessel or the Charterer or any of the Indemnified Persons, then the Charterer shall indemnify the Vessel and the Indemnified Persons against the aforesaid loss or damage or claim by way of settlement with such third parties or payments to them or otherwise, so that the Vessel and the Indemnified Persons will entirely be discharged and released from such claim and remedied in respect of such losses, damage and claims.
10.6    Charterer’s Indemnity in relation to Vessel
(1)Indemnity in relation to Encumbrances: If there shall be any Encumbrance whatsoever against the Vessel, the Insurance Moneys, the Requisition Compensations (other than an Owner Encumbrance) or there shall be any claim of whatsoever kind attached to or borne or to be borne by the Vessel or any other claim which the Owner shall bear or incur in connection with the Vessel unless such is incurred by the actions of the Owner which actions are not expressly or impliedly authorized by this Charter Party or any applicable law, the Charterer shall reimburse or pay the same to the Owner.
(2)    Indemnity in relation to the other matters concerning Vessel: The Charterer assumes responsibility for and shall from time to time on demand indemnify the Indemnified Persons and keep the Indemnified Persons indemnified from and against all actions, suits, civil or criminal proceedings, awards, damages, fines, penalties, judgments, costs, losses, expenses or liabilities whatsoever (including, but not limited to, any Strict Liability of the registered owner of ships under the Oil Pollution Laws) (collectively referred to in this Clause as “losses”) which may be brought or made against or suffered or incurred by any Indemnified Person arising directly or indirectly out of the possession, delivery, operation, employment, insurance, repair, modification, overhaul, fueling, supplying, manning or use of or other thing done by, with, to, about or in connection with the Vessel or any part thereof or her Master or crew or agent or bills of lading or other instruments issued by her Master or crew or agent, whether or not the same are attributable to anything done or omitted by or on behalf of the Indemnified Persons and each such party, its Master, crew or servants, employees, agents or sub-contractors, or to any defect in the design, construction, performance, seaworthiness, condition, order, repair or fitness for use of the Vessel or any part thereof and whether or not the Vessel or any part thereof is or are, when the same are brought, made, suffered or incurred or the events giving rise to the same occur, in the possession or under the control of the Charterer..
(3)    Exclusion from indemnities: The Charterer shall not be obliged to indemnify the Owner under this Charter Party to the extent any losses are caused by the gross negligence or willful misconduct of the Owner or a breach by the Owner of its express obligations hereunder or by a breach by the Mortgagee of the Quiet Enjoyment Agreement.
(4)    Indemnities Surviving Termination: Except as otherwise provided in this Charter Party, the indemnities of the Charterer under this Clause 10.6 shall not extend to events occurring after the end of the Charter Period, but as to any event occurring before the end of the Charter Period shall continue in full force and effect notwithstanding the termination of the Charter Party for any reason.
(5) Conduct of Claims:
(a)    The Owner will notify the Charterer as soon as they become aware of any claim against the Owner which may give rise to indemnification under this Clause 10.6. The Owner will not settle any claim or discharge any court judgments in respect of any claim unless it has first negotiated with the Charterer in good faith for a reasonable period of time provided that the Owner may settle any claim or discharge any court judgment after giving notice to Charterer if failure to do so would give rise to substantial losses or damages for, or reputational damage to, the Owner.
(b)    The Owner will not, and Charterer will, be responsible for the conduct of any claim or potential claim that may give rise to an indemnity liability of the Charterer under this Clause 10.6 and the Charterer may be entitled (at their own cost and expense) to take such actions as may reasonably deem fit to defend or avoid liability under any such claim or take action against any third party in respect of liability under any such claim, provided that the Charterer shall give the prior notice of such intended actions and subsequent notice of consequence thereof to the Owner.
11.    MISCELLANEOUS
11.1.    Salvage
All salvage and towage performed by the Vessel shall be for the Charterer’s benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterer.
11.2.    Wreck Removal
If the Vessel becomes a wreck, or any part of the Vessel is lost or abandoned, and is an obstruction to navigation or poses a hazard and has to be raised, removed, destroyed marked or lit by order of any lawful authority having jurisdiction over the area or as a result of any applicable law, the Charterer shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the Vessel and shall indemnify the Owner against any sums whatsoever, which the Owner becomes liable to pay as a consequence.
11.3.    General Average
The Owner shall not contribute to General Average.
11.4.    Contracts of Carriage
The Charterer is to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier’s liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.
12.    GENERAL PROVISION

12.1.    Assignment, novation, sub-charter and sale
(1)    Binding and Benefit: This Charter Party shall be binding upon, and enure to the benefit of, the Owner, the Charterer, and their respective successors and assigns (assignees).
(2)    Assignment by Charterer:
(a)    Except as permitted by sub-paragraph (b) below, the Charterer shall not transfer or assign all or any of its rights, power, discretion, benefits and obligations under this Charter Party to any person without the Owner’s prior written consent.
(b)    If, as a result of a change in law relating specifically to the circumstances of the Charterer and/or the Owner after the date of this Charter Party there would be material adverse economic consequences to the Charterer of continuing to perform their obligations under this Charter Party the Charterer shall have the option, to novate this Charter Party to any member of the Charterer group provided always that, notwithstanding such novation, this Charter Party would continue on identical terms (save for logical, consequential or mutually agreed amendments) and PLS shall remain liable under the PLS Guarantee for performance of all obligations by such member of the Charterer group pursuant to this Charter Party after such novation.
The Charterer agrees and undertake to enter into (and procure that such member of the Charterer group PLS enter into) or deliver to the Owner any such documents as the Owner (at its sole discretion) shall require in connection with such novation, including but not limited to such additional security documents and legal opinions as the Owner may reasonably require. Any documented costs or expenses whatsoever (including but not limited to legal costs) arising in relation to such novation and any conditions imposed by the Owner in giving their consent shall be borne by the Charterer
(3)    Assignment and sale by Owner: The Owner may not transfer or assign all or any of its rights, power, discretion, benefits and obligations under this Charter Party, together with or separately from the title to the Vessel other than to the Mortgagee by way of security. The Owner shall not sell the Vessel during the Charter Period except with the prior written consent of the Charterer, such consent the Charterer shall be at full liberty to withhold
12.2.    Applicable Law and arbitration
(1)    Applicable Law: This Charter Party and any non-contractual obligations arising out of or in connection with this Charter Party shall be governed by and construed in all respects in accordance with the laws of England.
(2)    Arbitration: Any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint within fourteen (14) days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring to a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The aware of a sole arbitrator shall be binding on both Parties as if the solar arbitrator had been appointed by agreements.

In cases where neither the claim nor any counterclaim exceeds the sum of USD100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

12.3. Notice
(1)Means of Notice: Every notice or demand under this Charter Party shall be in writing but may be given or made by letter or facsimile or email.
(2)Address of Parties
(a)    To Owner: Notices or demands to the Owner shall be sent to: -
PLUTO PARTNERS CO., LTD.
c/o MIP Ltd
No.2 Nakamura Bldg., 2-9-5, Shinkawa, Chuo-ku, Tokyo, 104-0033, Japan
Telefax:         +81-3-6222-9671
Telephone:     +81-3-6222-9680
Email:         common@maritime-investment.com
(b)    To Charterer: Notices or demands to the Charterer shall be sent to: -
BULK FRIENDSHIP CORP.
c/o Pangaea Logistics Solutions Ltd
at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08 Bermuda
Telephone:     +[•]
Email:         gdelsignore@phonixbulkus.com
Attention:    Mr. Gianni Del Signore
(3)Deemed Arrival of Notices: Every notice or demand shall, except so far as otherwise expressly provided by this Charter Party, be deemed to have been received, in the case of a facsimile or email, at the time of dispatch thereof (provided that, if the date of dispatch is not a Business Day in the country of the Party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Business Day in the country of the addressee) and, in the case of a letter, upon actual receipt by the addressee.

(4)English language
(a)    Any notice given under or in connection with any Transaction Document shall be in English.
(b)    All other documents provided under or in connection with any Transaction Document shall be:
(i)    in English; or
(ii)    if not in English, and if so, required by the Owner, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
12.4.     Confidentiality
(1)Confidentiality: Subject to paragraph (2) below, this Charter Party, the Transactions, the context thereof and all information obtained by each Party through the Transactions shall be kept secret and confidential and shall not be disclosed to any third party without the previous consent of the other Party (such consent not to be unreasonably withheld or delayed) except for those already known to such third party and for those required by the government, any stock exchange or other authority (governmental, regulatory, supervisory or court of competent jurisdiction) (each a “Relevant Authority”) to be disclosed to them, provided that any disclosure shall, so far as is practicable, be made after consultation with the other Party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the disclosure in question.

(2)Exceptions:
Each Party hereby authorizes the other to disclose any information referred to in paragraph (1) above if and to the extent that: -
(i)    disclosure is made to any Relevant Authority or taxation authority to which the Party making the disclosure is subject, whether or not such requirement has the force of law;
(ii)    disclosure is required by the law of any relevant jurisdiction;
(iii)    disclosure is made to the Mortgagee or any other Charterer Obligor;
(iv)    disclosure is made to its affiliates, auditors, officers or employees provided that any such person is first informed of the confidential nature of the information and such person acts in accordance with the provisions of this Clause 12.4 as if it were a party hereto; or
(v)    the information has come into the public domain through no fault of that Party or the other Party has given prior written approval to the disclosure.
12.5.     "Know your customer" checks
The Charterer shall, and shall cause PLS to, promptly upon the request of the Owner supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owner in order for the Owner to conduct any "know your customer" or other similar procedures under applicable laws and regulations.
12.6.     Personal Data Protection
(a)    The Charterer acknowledges and accepts that the Owner collects, uses, discloses and processes personal data relating to individuals representing the Charterer which includes without limitation the Charterer's authorized signers, directors, beneficial owners and certain shareholders (“Charterer's Representatives”). The information of the Charterer's Representatives is collected for customer due diligence and all forms of evaluative purposes as required under current and future banking laws and regulations and to meet the business needs of the Owner.
(b)    Without prejudice to and in addition to the other provisions of this Charter Party, the Charterer hereby irrevocably and unconditionally represents, warrants and undertakes to the Owner that:
(i)    the Charterer is legally entitled to provide to the Owner the personal data of the Charterer's Representatives for the Owner’s purposes as described above and where required, to disclose the data to the Relevant Authorities or other relevant parties engaged in the Owner’s management and processing of the data, including the Owner’s head office, other branches, related companies, outsourced data processing partners and other technical or professional consultants;
(ii)    the Charterer certifies that the personal data provided are true, complete and accurate in all aspects and the Charterer will notify the Owner promptly when there is any change in the data; and
(iii)    the representations, warranties and undertakings will be true, accurate and subsist throughout the continuance of this Charter Party with reference to the facts and circumstances then subsisting.
The parties have caused this Charter Party to be executed by their authorized representatives on this [•]th day of [•], 2019

PLUTO PARTNERS CO., LTD.		BULK FRIENDSHIP CORP.

Name	[•]	Name	[•]
Title	[•]	Title	[•]
SCHEDULE (A) FORM OF PROTOCOL OF DELIVERY AND ACCEPTANCE

THIS PROTOCOL OF DELIVERY AND ACCEPTANCE is made as of [•], 2019, BETWEEN:
(a)PLUTO PARTNERS CO., LTD. (the “Owner”);
(b)BULK FRIENDSHIP CORP. (the “Charterer”).
WHEREAS:
By a bareboat charter dated, [•] 2019 (the “Charter”) made between the Owner and the Charterer, the Owner agreed to let, the Charterer agreed to hire one (1) [•] MTDW bulk carrier presently documented in Panama in her name “BULK FRIENDSHIP” (the “Vessel”).
NOW IT IS HEREBY RECORDED AS FOLLOWS:
1.The Owner delivered the Vessel to the Charterer and the Charterer accepted delivery of the Vessel in accordance with the provisions of the Charter on this [•], 2019 at [•] hours (Japan time).
2.The Charterer acknowledges that it has unconditionally accepted the Vessel under the Charter without any reservation whatsoever and that it shall not make any claims against the Owner in respect of any condition, representation or warranty, whether express or implied (statutory or otherwise) in relation to the Vessel’s seaworthiness, performance or specification or any defect in the Vessel, or in respect of any delay in delivery or otherwise howsoever other than those arising due to the reasons attributable to the Owner.

USPLUTO PARTNERS CO., LTD.		BULK FRIENDSHIP CORP.

Name	[•]	Name
Title	Director	Title

SCHEDULE (B) OPTION PURCAHSE PRICE/EXPIRY PURCHASE PRICE

Optional Purchase Date		Optional Purchase Price
1		USD 10,177,000
2	42 months after the Delivery Date	USD 9,577,750
3	48 months after the Delivery Date	USD 8,978,500
4	54 months after the Delivery Date	USD 8,379,250
	Expiry Date	Expiry Purchase Price
5	60 months after the Delivery Date	USD 7,780,000

SCHEDULE (C) STIPULATED LOSS VALUE TABULATION

	Hire Calculation Period		Stipulated Loss Value
	From the day immediately following	Until:
1	The Delivery Date	1 month after The Delivery Date	USD 12,800,000
2	1 month after The Delivery Date	2 months after The Delivery Date	USD 12,727,139
3	2 months after The Delivery Date	3 months after The Delivery Date	USD 12,654,278
4	3 months after The Delivery Date	4 months after The Delivery Date	USD 12,581,417
5	4 months after The Delivery Date	5 months after The Delivery Date	USD 12,508,556
6	5 months after The Delivery Date	6 months after The Delivery Date	USD 12,435,694
7	6 months after The Delivery Date	7 months after The Delivery Date	USD 12,362,833
8	7 months after The Delivery Date	8 months after The Delivery Date	USD 12,289,972
9	8 months after The Delivery Date	9 months after The Delivery Date	USD 12,217,111
10	9 months after The Delivery Date	10 months after The Delivery Date	USD 12,144,250
11	10 months after The Delivery Date	11 months after The Delivery Date	USD 12,071,389
12	11 months after The Delivery Date	12 months after The Delivery Date	USD 11,998,528
13	12 months after The Delivery Date	13 months after The Delivery Date	USD 11,925,667
14	13 months after The Delivery Date	14 months after The Delivery Date	USD 11,852,806
15	14 months after The Delivery Date	15 months after The Delivery Date	USD 11,779,944
16	15 months after The Delivery Date	16 months after The Delivery Date	USD 11,707,083
17	16 months after The Delivery Date	17 months after The Delivery Date	USD 11,634,222
18	17 months after The Delivery Date	18 months after The Delivery Date	USD 11,561,361
19	18 months after The Delivery Date	19 months after The Delivery Date	USD 11,488,500
20	19 months after The Delivery Date	20 months after The Delivery Date	USD 11,415,639
21	20 months after The Delivery Date	21 months after The Delivery Date	USD 11,342,778
22	21 months after The Delivery Date	22 months after The Delivery Date	USD 11,269,917
23	22 months after The Delivery Date	23 months after The Delivery Date	USD 11,197,056
24	23 months after The Delivery Date	24 months after The Delivery Date	USD 11,124,194
25	24 months after The Delivery Date	25 months after The Delivery Date	USD 11,051,333
26	25 months after The Delivery Date	26 months after The Delivery Date	USD 10,978,472
27	26 months after The Delivery Date	27 months after The Delivery Date	USD 10,905,611
28	27 months after The Delivery Date	28 months after The Delivery Date	USD 10,832,750
29	28 months after The Delivery Date	29 months after The Delivery Date	USD 10,759,889

30	29 months after The Delivery Date	30 months after The Delivery Date	USD 10,687,028
31	30 months after The Delivery Date	31 months after The Delivery Date	USD 10,614,167
32	31 months after The Delivery Date	32 months after The Delivery Date	USD 10,541,306
33	32 months after The Delivery Date	33 months after The Delivery Date	USD 10,468,444
34	33 months after The Delivery Date	34 months after The Delivery Date	USD 10,395,583
35	34 months after The Delivery Date	35 months after The Delivery Date	USD 10,322,722
36	35 months after The Delivery Date	36 months after The Delivery Date	USD 10,249,861
37	36 months after The Delivery Date	37 months after The Delivery Date	USD 10,177,000
38	37 months after The Delivery Date	38 months after The Delivery Date	USD 10,077,125
39	38 months after The Delivery Date	39 months after The Delivery Date	USD 9,977,250
40	39 months after The Delivery Date	40 months after The Delivery Date	USD 9,877,375
41	40 months after The Delivery Date	41 months after The Delivery Date	USD 9,777,500
42	41 months after The Delivery Date	42 months after The Delivery Date	USD 9,677,625
43	42 months after The Delivery Date	43 months after The Delivery Date	USD 9,577,750
44	43 months after The Delivery Date	44 months after The Delivery Date	USD 9,477,875
45	44 months after The Delivery Date	45 months after The Delivery Date	USD 9,378,000
46	45 months after The Delivery Date	46 months after The Delivery Date	USD 9,278,125
47	46 months after The Delivery Date	47 months after The Delivery Date	USD 9,178,250
48	47 months after The Delivery Date	48 months after The Delivery Date	USD 9,078,375
49	48 months after The Delivery Date	49 months after The Delivery Date	USD 8,978,500
50	49 months after The Delivery Date	50 months after The Delivery Date	USD 8,878,625
51	50 months after The Delivery Date	51 months after The Delivery Date	USD 8,778,750
52	51 months after The Delivery Date	52 months after The Delivery Date	USD 8,678,875
53	52 months after The Delivery Date	53 months after The Delivery Date	USD 8,579,000
54	53 months after The Delivery Date	54 months after The Delivery Date	USD 8,479,125
55	54 months after The Delivery Date	55 months after The Delivery Date	USD 8,379,250
56	55 months after The Delivery Date	56 months after The Delivery Date	USD 8,259,400
57	56 months after The Delivery Date	57 months after The Delivery Date	USD 8,139,550
58	57 months after The Delivery Date	58 months after The Delivery Date	USD 8,019,700
59	58 months after The Delivery Date	59 months after The Delivery Date	USD 7,899,850
60	59 months after The Delivery Date	60 months after The Delivery Date	USD 7,780,000